--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [_]Preliminary Proxy Statement      [_]Confidential, for Use of the
                                         Commission Only (as Permitted by


                                         Rule 14a-6(e)(2))
  [X]Definitive Proxy Statement

  [_]Definitive Additional
     Materials
  [_]Soliciting Material Under
     Rule 14a-12

                          RENAISSANCE WORLDWIDE, INC.
                (Name of Registrant as Specified In Its Charter)

                                Not Applicable.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [_]No fee required.
  [X]Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

1) Title of each class of securities to which transaction applies: Renaissance Worldwide, Inc. common stock, no par value per share.

2) Aggregate number of securities to which transaction applies: (i) 49,629,770 shares of common stock, which represents the number of shares outstanding as of November 6, 2001 less shares owned by Aquent, Inc. and JetElectro Acquisition Corp. and (ii) outstanding options that Renaissance expects will be exercisable at the time of the merger to purchase an aggregate of 293,519 shares of common stock, all with a per share exercise price less than $2.00, and a per share weighted average exercise price of $1.39, which will be cashed out in connection with the merger.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to the Agreement and Plan of Merger, dated as of October 5, 2001, by and among Renaissance Worldwide, Inc., Aquent, Inc. and JetElectro Acquisition Corp., JetElectro Acquisition will merge with and into Renaissance, and each outstanding share of common stock of Renaissance, except for shares owned by Aquent and JetElectro Acquisition, will be converted into the right to receive $2.00 in cash. In addition, pursuant to the terms of the merger agreement certain outstanding and exercisable options to purchase common stock with a per share exercise price less than $2.00 will be converted into the right to receive, upon exercise, a cash payment equal to the product of (1) the number of shares underlying such options and (2) the difference between $2.00 and the per share exercise price of such options.

4) Proposed maximum aggregate value of transaction: $99,438,556

5) Total fee paid: $20,252
  [X]Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1. Amount Previously Paid: $20,252*
   2. Form, Schedule or Registration Statement No.: Schedule 14A
   3. Filing Party: Renaissance Worldwide, Inc.
   4. Date Filed: October 11, 2001
-------
(*) Calculated based upon (i) a proposed per share cash payment of $2.00 for 50,452,540 outstanding shares of common stock (the total number of shares outstanding as of October 8, 2001 less shares held by Aquent, Inc. and JetElectro Acquisition Corp.) and (ii) an aggregate cash payment of $353,935 to holders of outstanding options that Renaissance expects will be exercisable at the time of the merger to purchase an aggregate of 643,519 shares of common stock with a per share exercise price less than $2.00 and a weighted average per share exercise price of $1.45.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          RENAISSANCE WORLDWIDE, INC.
                                52 Second Avenue
                          Waltham, Massachusetts 02451

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON DECEMBER 4, 2001


                               ----------------

To the Stockholders of Renaissance Worldwide, Inc.:

   We will hold a special meeting of stockholders of Renaissance Worldwide, Inc., a Massachusetts corporation, on December 4, 2001, at 10:00 a.m., local time, at our headquarters, 52 Second Avenue, Waltham, MA 02451. At this special meeting, we will ask you to consider and vote upon the following proposals as further described in the accompanying proxy statement:


  1. Approval of the agreement and plan of merger, dated as of October 5, 2001, among Renaissance, Aquent, Inc. and JetElectro Acquisition Corp., and the merger of JetElectro Acquisition with and into Renaissance, with Renaissance as the surviving corporation and with each outstanding share of Renaissance common stock, other than shares held at such time by Aquent and JetElectro Acquisition being converted into the right to receive $2.00 in cash; and

  2. Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   November 1, 2001 is the record date for the special meeting. Only stockholders of record at the close of business on November 1, 2001 are entitled to notice of, and to vote at, the special meeting or at adjournments of the meeting. A list of stockholders of record as of November 1, 2001 will be available for inspection at Renaissance's offices at 52 Second Avenue, Waltham, Massachusetts 02451, at least ten days prior to the meeting.

   Following the proposed merger of JetElectro Acquisition, a subsidiary of Aquent, with and into Renaissance, Renaissance will cease to exist as a publicly held corporation and will be a privately held, wholly-owned subsidiary of Aquent. As a result of the merger, each share of common stock of Renaissance will be canceled and converted into the right to receive $2.00 in cash, except shares held by Aquent, JetElectro Acquisition and holders who properly perfect their dissenters' rights. The accompanying proxy statement contains detailed information about the merger and the actions to be taken in connection with the merger. The terms of the merger are more fully described in the merger agreement which is attached as Annex A to the accompanying proxy statement.

   If the stockholders approve the merger at the meeting and Renaissance completes it, any Renaissance stockholder (1) who files with Renaissance before the taking of the vote on the approval of such action, written objection to the proposed action stating that such stockholder intends to demand payment for such stockholder's shares if the action is taken, and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from Renaissance, within 20 days after the date of mailing to such stockholder of notice in writing that the corporate action has become effective, payment for such stockholder's shares and an appraisal of the value thereof. Renaissance and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in Sections 85 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, which is attached as Annex C to the accompanying proxy statement.

   Both (i) Renaissance's special committee of directors unaffiliated with G. Drew Conway, our chief executive officer and chairman of our board of directors, who controls two companies that had previously agreed to acquire Renaissance, and (ii) Renaissance's board of directors have determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the holders of shares of Renaissance common stock. Both the special committee and the board of directors have approved, and recommend that you vote "FOR", the approval of the merger agreement and the merger.

   We hope that all stockholders will be able to attend the special meeting in person. In order to ensure that a quorum is present at the special meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the special meeting. A postage-prepaid envelope has been enclosed for your convenience. If you attend the special meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

   All stockholders are cordially invited to attend the special meeting.

                                          By Order of the Special Committee
                                          and the Board of Directors,

                                          G. Drew Conway
                                          Chief Executive Officer

Waltham, Massachusetts

November 8, 2001


   Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope in order to ensure representation of your shares at the meeting. No postage need be affixed if the proxy card is mailed in the United States.

   If a properly executed proxy card is submitted and no instructions are given, the shares of common stock represented by that proxy will be voted "FOR" approval of the agreement.

   Please do not send your stock certificates to Renaissance at this time.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this notice or in the attached proxy statement. Any representation to the contrary is a criminal offense.

   This notice, the attached proxy statement and the accompanying proxy card are first being mailed to stockholders on or about November 9, 2001.

                               Summary Term Sheet

   The following summary briefly describes the material terms of the merger of Renaissance with and into JetElectro Acquisition Corp. While this summary describes the material terms that you should consider when evaluating the merger, the proxy statement contains a more detailed description of such terms. We encourage you to read this proxy statement and the presentation materials we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

 . Aquent is a talent agency for creative and Web professionals specializing in Web and graphic designers, production artists, copywriters, illustrators, project managers and desktop support staff, for both contract and permanent assignments. JetElectro Acquisition Corp. is a wholly-owned subsidiary of Aquent formed for the purpose of engaging in the merger. Please read "Summary--The Parties" beginning on page 1.

 . If the merger is completed, you will receive $2.00 per share in cash for each of your shares of Renaissance stock, unless you are a dissenting stockholder and you perfect your appraisal rights. Please read "Questions and Answers about the Merger and the Special Meeting" beginning on page iv, "Background" beginning on page 10, "The Merger Agreement" beginning on page 35 and "Dissenters' Rights" beginning on page 44.


   As a result of the merger:

  .  Renaissance will be owned by Aquent;

  . You will receive $2.00 in cash in exchange for each share of Renaissance common stock and you will no longer have any interest in the future earnings or growth of Renaissance;

  . Renaissance's common stock will no longer be listed on the Nasdaq National Market; and

  .  Renaissance will no longer be a public company.

   Please read "Background--Certain Effects of the Merger" beginning on page
32.

 . Because Mr. Conway, our chief executive and one of the three members of our board of directors previously agreed to acquire Renaissance through two companies that he controls, the special committee of disinterested directors that had been formed for that transaction continued to protect your interests in evaluating and negotiating the merger agreement with Aquent. The special committee and the board of directors have each determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the stockholders of Renaissance. Please read "Background--Background of the Merger" beginning on page 10.

 . The special committee received an opinion from Adams, Harkness & Hill, Inc., its financial advisor, that the merger consideration of $2.00 per share is fair, from a financial point of view, to the stockholders of Renaissance. Please read "Background--Opinion of Financial Advisor" beginning on page 19.

 . For the merger to occur, holders of at least a majority of the shares of Renaissance common stock must approve the merger agreement. Mr. Conway, who holds approximately 22% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement and has executed an irrevocable proxy in favor of Aquent to vote his shares to approve the merger agreement. In addition, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by My. Conway, which collectively hold approximately 1% of the outstanding shares of Renaissance common stock, have indicated that they intend to vote in favor of approval of the merger agreement. Aquent, which holds approximately 6.5% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement. Therefore, at the special meeting, the vote of Renaissance stockholders other than Aquent, Mr. Conway and the entities affiliated with Mr. Conway holding approximately 21% of the outstanding common stock will be required to approve the merger agreement, which means that holders of approximately 30% of the outstanding common stock not held by Aquent, Mr. Conway or their affiliates must vote to approve the merger agreement. Please read "Renaissance Worldwide, Inc. Special Meeting--Vote Required to Approve the Merger" beginning on page 7.

 . You have one vote for each share of common stock that you owned at the close of business on November 1, 2001.

   You may choose one of two ways to cast your vote:

  . by completing the accompanying proxy card and returning it in the enclosed envelope; or

  . by appearing and voting in person at the special meeting of stockholders to be held on December 4, 2001.


   If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

   You may change your vote by following any of three procedures. For a stockholder "of record," meaning one whose shares are registered in his, her or its name, to revoke a proxy:

  . send another signed proxy card with a later date to the address indicated on the proxy card; or

  .  send a letter revoking your proxy to our clerk at our principal address;
     or

  .  attend the special meeting and vote in person.

   A "beneficial holder" whose shares are registered in another name (for example in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

   If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the merger. This will have the effect of voting against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Similarly, abstentions will not be voted for the merger and will therefore have the effect of voting against the merger.

   Please read "Questions and Answers about the Merger and the Special Meeting" beginning on page iv and "Renaissance Worldwide, Inc. Special Meeting" beginning on page 7.

 .  Aquent intends to finance the merger through:

  . use of cash held by Renaissance, which was approximately $57.0 million as of September 30, 2001, and by Aquent, which was approximately $6.7 million as of September 30, 2001;


  . cash to be provided under a credit facility to be established with the CIT Group/Business Credit and, to the extent necessary to satisfy the conditions to the closing of this facility, cash from the issuance of securities of Aquent pursuant to commitments from certain of its existing stockholders and their family members; and


  . if necessary, cash to be provided from the sale of subordinated debt and equity of Aquent, which Aquent is seeking from prospective investors.

   Please read "Background--Amount and Source of Funds and Financing of the Merger" beginning on page 30.

 . The merger is subject to Aquent's receipt of financing, for which it has received a commitment from CIT Group/Business Credit that is subject to, among other customary conditions, a closing on or before December 31, 2001 and Aquent achieving (1) gross revenues for the seven-month period ending with the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $70.39 million and (2) a net worth as of the last day of the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $25.35 million.

 . Based upon Aquent's financial performance through September 30, 2001, if the closing were to occur prior to the November 2001 financial information of Aquent being reasonably available, Aquent would meet both of these conditions. If the closing were to occur when the November 2001 financial information for Aquent was available, revenues for Aquent for the months of October and November, combined, would need to be at least approximately $10.72 million. Aquent's revenue for the seven months ended September 30, 2001 was approximately $87.63 million including approximately $12.7 million and $10.6 million in August and September 2001, respectively. Aquent's net worth as of September 30, 2001 was approximately $32.46 million and increased in the seven months ended September 30, 2001 and in each of August and September 2001. Please read "The Merger Agreement--Principal Conditions to the Completion of the Merger Agreement" beginning on page 38.


 . If the merger agreement is terminated, Renaissance will, in some instances, be required to pay Aquent $3,000,000. Please read "The Merger Agreement-- Break-up Fee" beginning on page 40.


 . For United States federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the Renaissance common stock exchanged. Please read "Background--Material Federal Income Tax Consequences" beginning on page 33.

                          RENAISSANCE WORLDWIDE, INC.
                                52 Second Avenue
                          Waltham, Massachusetts 02451

                               ----------------

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON DECEMBER 4, 2001


                               ----------------

   QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:  What am I being asked to vote upon?

A: You are being asked to vote to approve the agreement and plan of merger among Renaissance Worldwide, Inc., Aquent, Inc. and JetElectro Acquisition Corp., and the merger of JetElectro Acquisition with and into Renaissance, with Renaissance to be the surviving corporation. Aquent is a specialized talent agency providing experts for contract and permanent assignments in areas such as webdesign, graphic design, production art, presentation graphics, copywriting, help desk, database design, and network administration. JetElectro Acquisition is a wholly-owned subsidiary of Aquent newly formed for the purpose of engaging in the merger.

Q:  Who is merging with whom?

A: JetElectro Acquisition will merge with and into Renaissance. Renaissance will survive the merger as a wholly-owned private company subsidiary of Aquent.

Q:  What will I receive in the merger?

A: Upon completion of the merger, each outstanding share of Renaissance common stock will be converted into the right to receive $2.00 in cash, without interest, except for shares owned by Aquent, JetElectro Acquisition and stockholders who are entitled to and have exercised dissenters' rights.

Q:  How many votes do I have?

A: You have one vote for each share of common stock that you owned at the close of business on November 1, 2001.

Q:  What vote is required to approve the merger?

A: Please read the Summary Term Sheet beginning on page i for information about the vote required to approve the merger.

Q: Why are the special committee and the board of directors recommending that I vote in favor of the merger?

A: Our board of directors and a special committee of Renaissance directors who are not affiliated with Mr. Conway evaluated the fairness and advisability of the merger agreement and the merger. Both the special committee and the board of directors, by unanimous vote, approved the merger agreement and the merger. The special committee and the board of directors considered numerous factors in making those determinations including various alternatives to the merger. These alternatives included a process that led to the execution of a merger agreement with two companies controlled by Mr. Conway providing for the acquisition of Renaissance in a merger for a cash price of $1.65 per share, and the subsequent decision to terminate that merger agreement and execute the merger agreement with Aquent and JetElectro Acquisition. A more complete description of the reasons for the merger can be found beginning on page 16 of the proxy statement.

Q:  Why was the special committee formed?

A: Mr. Conway, one of the three members of our board of directors, had previously agreed to acquire Renaissance in a merger for a cash price of $1.65 per share through two companies that he controls. A special committee of disinterested directors had been formed to protect your interests in evaluating and negotiating the merger agreement in that transaction. Because Mr. Conway remained interested in the outcome of the negotiations with Aquent, the special committee continued to control the process. The members of the special committee are Robert P. Badavas and Paul C. O'Brien. These directors are not affiliated in any way with Mr. Conway or Aquent.

Q:  What was the opinion of Renaissance's financial advisor?

A: Please read the Summary Term Sheet beginning on page i for information about the opinion of the financial advisor.

Q:  How do I vote?

A: Please read the Summary Term Sheet beginning on page i for information about voting your shares.

Q:  May I change my vote?

A: Please read the Summary Term Sheet beginning on page i for information about voting your shares.

Q:  How do I vote in person?

A: If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in "street name," you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on November 1, 2001 in order to be admitted to the meeting. If you want to vote shares that are not in your name at the special meeting, you must obtain a "legal proxy" from the holder of record and present it at the special meeting.

Q:  Are Renaissance stockholders entitled to dissenters' or appraisal rights?

A: Yes. Renaissance stockholders have the opportunity to assert dissenters' rights relating to the merger. If you want to claim these rights, you must comply with the special requirements of Massachusetts law, which are included as Annex C of the proxy statement. These requirements are summarized in the section of the proxy statement called "Dissenters' Rights."

Q:  Is there a deadline for closing the merger?

A: There is no deadline, although the merger agreement may be terminated, in general, by any party if the merger does not close on or before February 28, 2002.

Q:  How do I exchange my stock certificates for cash?

A: If the merger is completed, you will receive written instructions for exchanging your Renaissance stock certificates for cash. You should not surrender your Renaissance stock certificates prior to receiving those instructions. Please do not send your stock certificates at this time.

Q:  Whom should I call if I have any questions?

A: If you have any questions about the special meeting, about your ownership of our common stock, or about the merger, please contact:

  Mr. Joseph P. Fargnoli
  Chief Financial Officer
  Renaissance Worldwide, Inc.
  52 Second Avenue
  Waltham, Massachusetts 02451
  (781) 290-3000

                             TABLE OF CONTENTS



SUMMARY....................................................................   1
  Date, Time and Place of the Special Meeting..............................   1
  Purpose of the Special Meeting...........................................   1
  The Parties..............................................................   1
  The Merger Agreement.....................................................   2
  The Transaction..........................................................   2
  Special Committee's and Board of Directors' Recommendation to
   Stockholders............................................................   2
  Renaissance's Purpose and Reasons for the Merger.........................   2
  Opinion of Financial Advisor.............................................   3
  What Stockholders Will Receive...........................................   3
  How Options Will be Treated..............................................   3
  Stockholder Vote Required to Approve the Merger..........................   4
  Interests of Renaissance's Directors, Officers and Affiliates in the
   Merger..................................................................   4
  Tax Consequences.........................................................   5
  Conditions to the Merger.................................................   5
  Dissenters' Rights.......................................................   6
  Forward Looking Statements...............................................   6
RENAISSANCE WORLDWIDE, INC. SPECIAL MEETING................................   7
  Where and When The Special Meeting Will Be Held..........................   7
  What Will Be Voted Upon..................................................   7
  Only Renaissance Holders of Record Are Entitled to Vote..................   7
  Quorum...................................................................   7
  Vote Required to Approve the Merger......................................   7
  Voting Your Shares by Proxy..............................................   8
  Revoking Your Proxy......................................................   8
  Voting Shares Held In "Street Name" by Proxy and Abstaining..............   8
  Voting In Person.........................................................   8
  Dissenting Holders.......................................................   9
  Costs of Soliciting These Proxies........................................   9
  Exchanging Stock Certificates............................................   9
  Effective Time...........................................................   9
BACKGROUND.................................................................  10
  Background of the Merger.................................................  10
  Renaissance's Purpose and Reasons for the Merger.........................  16
  Opinion of Financial Advisor.............................................  19
  Certain Financial Projections Prepared by Renaissance's Management.......  29
  Amount and Source of Funds and Financing of the Merger...................  30
  Selected Summary Financial Information of Aquent.........................  31
  Certain Effects of the Merger............................................  32
  Conduct of the Business of Renaissance if the Merger Is Not Completed....  32
  Interests of Renaissance's Directors, Officers and Affiliates in the
   Merger..................................................................  32
  Material Federal Income Tax Consequences.................................  33
  Regulatory Matters.......................................................  34
THE MERGER AGREEMENT.......................................................  35
  Merger Consideration.....................................................  35
  Option Awards............................................................  35
  The Surviving Corporation................................................  35
  Representations and Warranties...........................................  35
  Conduct of Renaissance Business..........................................  36
  Acquisition Proposals....................................................  37

  Proxy Material............................................................  37
  Filings; Other Actions; Notification......................................  38
  Access to Information.....................................................  38
  Publicity; Communications.................................................  38
  Expenses..................................................................  38
  Benefit Plans.............................................................  38
  Indemnification; Directors' and Officers' Insurance.......................  38
  Principal Conditions to the Completion of the Merger Agreement............  38
  Termination...............................................................  39
  Break-Up Fee..............................................................  40
  Amendment; Waiver of Conditions...........................................  41
  Accounting Treatment......................................................  41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............................  42
DISSENTERS' RIGHTS..........................................................  44
BUSINESS COMBINATIONS WITH INTERESTED PARTIES...............................  45
  State Anti-Takeover Laws..................................................  45
  Preemptive Rights.........................................................  45
WHERE YOU CAN FIND MORE INFORMATION.........................................  46
INFORMATION ABOUT STOCKHOLDER PROPOSALS.....................................  46


Annexes

  Annex A Agreement and Plan of Merger dated October 5, 2001
  Annex B Opinion of Adams, Harkness & Hill dated October 3, 2001
  Annex C Sections 85 through 98 of Chapter 156B of the General Laws of The
         Commonwealth of Massachusetts

                                    SUMMARY

   This summary highlights selected information from this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger fully and to obtain a more complete description of the legal terms of the merger agreement and the merger, you should carefully read this entire document, including the Annexes and the documents to which we refer you. See "Where You Can Find More Information" for more details.

Date, Time and Place of the Special Meeting

   The special meeting of stockholders of Renaissance will be held on December 4, 2001, at 10:00 a.m., local time, at Renaissance's headquarters, 52 Second Avenue, Waltham, MA 02451.


Purpose of the Special Meeting

   At the special meeting, the stockholders of Renaissance will consider and vote on a proposal to approve the merger agreement, a copy of which is attached to this proxy statement as Annex A, and the merger of JetElectro Acquisition with and into Renaissance.

The Parties

Renaissance Worldwide, Inc.

Principal Executive Offices:
Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, Massachusetts 02451
Telephone: (781) 290-3000

   Renaissance Worldwide, Inc., a publicly held Massachusetts corporation, provides business and information technology consulting services primarily to Fortune 1000 companies and government agencies. Renaissance has two principal operating companies: Renaissance Worldwide IT Consulting Services, Inc. ("ITCS") and GovConnect, Inc., ("GovConnect"). ITCS provides services designed to assist clients in the design, implementation and/or support of information technology applications. GovConnect provides solutions for the public sector, primarily in the areas of strategy, systems, integration and electronics solutions. GovConnect's technology solution competencies are focused around child support enforcement, health and human services, employment services, administration, tax and revenue courts and criminal justice systems. Renaissance's operating companies maintain offices in major cities throughout the United States.

Aquent, Inc.

Principal Executive Offices:
Aquent, Inc.
711 Boylston Street
Boston, MA 02116
Telephone: (617) 535-5000

   Aquent, Inc., a privately-held Massachusetts corporation, is the world's largest talent agency for creative and Web professionals. In its fifteen year history, Aquent has made more than 200,000 matches of professionals with client companies worldwide. The company specializes in Web and graphic designers, developers, production artists, copywriters, illustrators, project managers and desktop support staff, for both contract and permanent assignments. Aquent uses both the Internet and a network of 58 offices in 12 countries to provide freelance design professionals access to work, professional training and insurance, retirement and cash flow management benefits similar to those enjoyed by traditional workers.

JetElectro Acquisition Corp.

Principal Executive Offices:
c/o Aquent, Inc.
711 Boylston Street
Boston, MA 02110
Telephone: (617) 535-5000

   JetElectro Acquisition Corp., a privately held Massachusetts corporation, is a wholly-owned subsidiary of Aquent and has engaged in no business activities unrelated to the merger.

The Merger Agreement (See Page 35)


   We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger. Under the merger agreement, JetElectro Acquisition will merge with and into Renaissance, with Renaissance as the surviving corporation. If the merger is completed, each share of Renaissance common stock outstanding will be canceled and converted into the right to receive $2.00 in cash, other than shares held by Aquent, JetElectro Acquisition and stockholders who are entitled to and have exercised dissenters' rights. Outstanding options to purchase Renaissance's common stock will either be terminated or converted, upon exercise, into the right to receive a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $2.00 is greater than the per share exercise price of the options. In general, each of the parties has the right to terminate the merger agreement if the merger is not completed on or before February 28, 2002.

The Transaction (See Page 32)

   Following the merger, Renaissance common stock no longer will be publicly traded or quoted on the Nasdaq National Market. Renaissance will also no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate its reporting obligations under the Securities Exchange Act of 1934. As a result of the merger, the holders of our common stock at the time of the merger, other than Aquent, JetElectro Acquisition, and stockholders who are entitled to and have exercised dissenters' rights, will be entitled to receive the cash merger price and will no longer have any interest in Renaissance, including its future earnings or growth.

Special Committee's and Board of Directors' Recommendations to Stockholders (See Page 16)

   Both the special committee of Renaissance's board of directors and the board of directors believe that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, the holders of common stock. The special committee and the board of directors have each unanimously approved the merger agreement and recommend that you vote "FOR" the approval of the merger agreement and the merger.

Renaissance's Purpose and Reasons for the Merger (See Page 16)

   In reaching its conclusion to approve and recommend the merger agreement, the special committee and the board of directors considered, among other factors, the following:

  . the results of operations, financial condition, business and future prospects of Renaissance, including the decline of Renaissance's total revenues and the increase in Renaissance's operating losses for the fiscal year ended December 31, 2000 and the first two quarters of 2001;

  . the economic and market conditions affecting Renaissance and the information technology consulting industry as a whole;

  . the special committee and the board of directors, after review of the other alternatives to the merger that were previously pursued, including the previous merger agreement with the companies controlled by Mr. Conway, concluded that the merger is the best alternative to bring value to the holders of common stock;

  . the financial presentation of Adams, Harkness & Hill, Inc., the financial advisor hired to represent the special committee and to advise the special committee and the board of directors, including its opinion that the merger consideration is fair, from a financial point of view, to the holders of Renaissance common stock;

  . that based on the per share closing price as of June 20, 2001, the day before the public announcement that Renaissance had signed a merger agreement with the companies controlled by Mr. Conway, the consideration to be paid to the holders of common stock in the merger represented an approximate premium of 344% over the trading price of the shares; and

  .  The other factors described in more detail beginning on page 16.

Opinion of Financial Advisor (See Page 19)

   In connection with the merger agreement, each of the special committee and the board of directors considered the opinion of Renaissance's financial advisor, Adams, Harkness & Hill, that the merger consideration is fair, from a financial point of view, to the holders of Renaissance common stock. The full text of Adams, Harkness & Hill's written opinion is attached to this proxy statement as Annex B. Adams, Harkness & Hill's opinion does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger.

   We encourage you to read the opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Adams, Harkness & Hill.

What Stockholders Will Receive (See Page 35)


   Upon completion of the merger, all holders of our common stock, except for Aquent, JetElectro Acquisition and stockholders who are entitled to and have exercised dissenters' rights, will be entitled to receive $2.00 per share of common stock.

How Options Will be Treated (See Page 35)


   Upon completion of the merger, outstanding options to purchase Renaissance's common stock will either be terminated or converted into the right to receive, upon vesting and exercise, a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $2.00 is greater than the per share exercise price of the options.

   Options issued under Renaissance's 1996 Stock Plan and 1998 Acquisition Stock Option Plan will remain outstanding after the merger and be converted into the right to receive, upon exercise, a cash payment equal to the product of (1) the number of shares underlying the option and (2) the amount by which $2.00 is greater than the per share exercise price of the option. These options will continue to vest in accordance with their terms.

   Options issued under the 1998 Directors Stock Plan and the 2001 Directors Stock Plan will become fully exercisable 20 days before completion of the merger and will be terminated immediately thereafter. At the time of the merger, Renaissance will make cash payments to the directors holding options under such plans with a per share exercise price less than $2.00 equal to (1) the number of shares underlying the options and (2) the amount by which $2.00 is greater than the per share exercise price of the options.

   There are currently no options with a per share exercise price less than $2.00 outstanding under the Renaissance Solutions, Inc. 1995 Equity Incentive Plan, the 1998 International Stock Plan, 1996 Eligible Directors Stock Plan or The Hunter Group, Inc. Employee Non-Qualified Stock Option Plan. Any options outstanding under such plans with a per share exercise price greater than or equal to $2.00 will be terminated upon completion of the merger.

Stockholder Vote Required to Approve the Merger (See Page 7)

   Approval of the merger agreement and the merger requires the vote of the holders of at least a majority of the outstanding shares of Renaissance's common stock on the record date. Mr. Conway, who holds approximately 22% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement and has executed an irrevocable proxy in favor of Aquent to vote his shares to approve the merger agreement. In addition, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway, which collectively hold approximately 1% of the outstanding shares of Renaissance common stock, have indicated that they intend to vote in favor of approval of the merger agreement. Aquent, which holds approximately 6.5% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement. Therefore, at the special meeting, the vote of Renaissance stockholders other than Aquent, Mr. Conway and the entities affiliated with Mr. Conway holding approximately 21% of the outstanding common stock will be required to approve the merger agreement, which means that holders of approximately 30% of the outstanding common stock not held by Aquent, Mr. Conway or their affiliates must vote to approve the merger agreement.


Interests of Renaissance's Directors, Officers and Affiliates in the Merger (See Page 32)

   When considering the recommendation of the Renaissance board of directors, you should be aware that several Renaissance directors and officers have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger than Renaissance stockholders generally. These interests include the following:

  . If the merger is competed, Mr. Conway will receive a payment of $787,500, along with a payment of $15,684 for one year's car allowance. He will also receive medical benefits for the twelve months following his termination of employment. Mr. Conway has agreed not to solicit Renaissance employees or customers or compete with Renaissance for twelve months following his termination of employment. In addition, immediately prior to the closing of the merger, Mr. Conway will deliver to Renaissance 625,000 shares of common stock in full satisfaction of all principal and interest on a note with a principal amount of $1,860,000.


  . Joseph P. Fargnoli, Renaissance's chief financial officer and clerk, will receive a bonus of $50,000 upon completion of the merger and David
     C. Sweetser, the chief operating officer of GovConnect, will receive a bonus of $150,000 upon completion of the merger.

  . Mr. Badavas and Mr. O'Brien, both members of the special committee, hold options that will become fully exercisable 20 days before completion of the merger and will be terminated immediately thereafter. At the time of the merger, Mr. Badavas and Mr. O'Brien will each receive a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $2.00 is greater than the per share exercise of the options. Therefore, Mr. Badavas and Mr. O'Brien will each receive a cash payment of $86,202 for their respective options. Mr. Badavas and Mr. O'Brien each hold options to purchase 135,472 shares of common stock with a per share exercise price less than $2.00 per share with a weighted average exercise price of $1.36 per share.

  . Mr. Badavas and Mr. O'Brien will each receive a fee of $50,000 for their service on the special committee.

  . Aquent has agreed to indemnify each present and former Renaissance director and officer against liabilities arising out of the fact that such person is or was a director or officer of Renaissance, and to maintain in effect a policy of directors' and officers' liability insurance comparable to Renaissance's existing policy, for the benefit of such directors and officers.

Tax Consequences (See Page 33)

   Generally, for United States federal income tax purposes, stockholders will be treated as if they sold their common stock for the cash received in the merger. Each stockholder will recognize taxable gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in the Renaissance common stock exchanged. Stockholders are encouraged to consult their own tax advisors regarding how the tax consequences of the merger specifically affect them.

Conditions to the Merger (See Page 38)


   Each of Aquent and Renaissance is required to complete the merger only if specific conditions are satisfied or waived, including the following:

  . approval of the merger agreement and the merger by the stockholders of Renaissance;

  .  absence of any law or court order prohibiting the merger; and

  . the representations and warranties made in the merger agreement are true and correct on the effective date of the merger, subject to certain materiality qualifications.

   In addition, Aquent is required to complete the merger only if the following additional conditions are satisfied or waived:

  . absence of a material adverse change in the business, assets, financial condition or results of operations of Renaissance; and

  . closing of the financing from CIT Group/Business Credit as contemplated by the lending commitment letter that it provided to Aquent (which commitment is subject to completion of the merger on or before December 31, 2001, to other customary closing conditions and to Aquent achieving
     (1) gross revenues for the seven-month period ending with the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $70.39 million and (2) a net worth as of the last day of the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $25.35 million. Based upon Aquent's financial performance through September 30, 2001, if the closing were to occur prior to the November 2001 financial information of Aquent being reasonably available, Aquent would meet the revenue and net worth conditions. If the closing were to occur when the November 2001 financial information for Aquent was available, revenues for Aquent for the months of October and November, combined, would need to be at least approximately $10.72 million. Aquent's revenue for the seven months ended September 30, 2001 was approximately $87.63 million including approximately $12.7 million and $10.6 million in August and September 2001, respectively. Aquent's net worth as of September 30, 2001 was approximately $32.46 million and increased in the seven months ended September 30, 2001 and in each of August and September 2001.


   Although neither Renaissance nor Aquent expects to waive any conditions to the merger, Renaissance reserves the right to do so if it believes a waiver is in the best interests of the stockholders. We will resolicit the approval of stockholders if we believe that any such waiver constitutes a material change from the information described in this proxy statement.

Dissenters' Rights (See Page 44)


   Holders of Renaissance common stock who do not vote in favor of the merger agreement and who follow specific statutory procedures have the right to a judicial appraisal of the fair value of their common stock.

Forward Looking Statements

   This proxy statement, including information included or incorporated by reference in this document, contains forward-looking statements. These forward-looking statements, which include the projections under the caption "Certain Financial Projections Prepared by Renaissance's Management" and other statements about Renaissance's financial condition, results of operations, plans, objectives, future performance and business, involve risks and uncertainties. All forward-looking statements included in this proxy statement are based upon information available to Renaissance as of the date hereof. Renaissance assumes no obligation to update any such forward-looking statements. Renaissance's actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in Renaissance's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

                  RENAISSANCE WORLDWIDE, INC. SPECIAL MEETING

   This proxy statement is being furnished in connection with the solicitation of proxies from the holders of our common stock by the special committee and by our board of directors. The special committee and the board of directors is soliciting your proxy with respect to the merger agreement and the merger of JetElectro Acquisition with and into Renaissance, and any other matters to be voted upon at the special meeting and at any adjournment or adjournments of the special meeting. We will begin mailing this proxy statement to holders of our common stock on or about November 9, 2001. You should read this proxy statement carefully before voting your shares.


Where and When The Special Meeting Will Be Held

   The special meeting of stockholders of Renaissance will be held on December 4, 2001, at 10:00 a.m., local time, at our headquarters, 52 Second Avenue, Waltham, Massachusetts, 02451.


What Will Be Voted Upon

   At the special meeting, you will be asked to consider and vote upon the following items:

  . to approve the merger agreement and the merger of JetElectro Acquisition with and into Renaissance; and

  . such other business as may properly come before the special meeting or any adjournment or adjournments of the special meeting.

Only Renaissance Holders of Record Are Entitled to Vote

   November 1, 2001 is the record date for the determination of stockholders who are entitled to notice of, and to vote at, the special meeting of stockholders or at any adjournment or adjournments. On the record date, there were issued and outstanding 53,252,540 shares of common stock.

Quorum

   A quorum of our stockholders is necessary to have a valid stockholders' meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of shares representing a majority of the shares of stock entitled to vote. Aquent holds approximately 6.5% of the outstanding shares of Renaissance common stock. Mr. Conway holds approximately 22% of the outstanding shares of Renaissance common stock. In addition, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway collectively hold approximately 1% of the outstanding shares of Renaissance common stock. Mr. Conway has executed an irrevocable proxy in favor of Aquent to vote his shares to approve the merger and the five trusts and the charitable foundation have each indicated their intent to vote their shares to approve the merger. Therefore, at the special meeting, in addition to the presence of Aquent, the presence of approximately 21% of the outstanding common stock on the record date will be sufficient to establish a quorum.

Vote Required to Approve the Merger

   For the merger to occur, the merger agreement must be approved by the holders of at least a majority of the outstanding shares of common stock. As of the record date, there were issued and outstanding 53,252,540 shares of our common stock. Common stock entitles its holders of record to one vote for each share owned. Mr. Conway, who holds approximately 22% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement and has executed an irrevocable proxy in favor of Aquent to vote his shares to approve the merger agreement. In addition, five trusts for the benefit of Mr. Conway's children and a charitable foundation organized by Mr. Conway, which collectively hold approximately 1% of the outstanding shares of Renaissance common stock, have indicated that they intend to vote in favor of approval of the merger agreement. Aquent, which holds approximately 6.5% of the outstanding shares of Renaissance common stock, has agreed to vote to approve the merger agreement. Therefore, at the special meeting, the vote of Renaissance stockholders other than Aquent, Mr. Conway and the entities affiliated with Mr. Conway holding approximately 21% of the outstanding common stock will be required to approve the merger agreement, which means that holders of approximately 30% of the outstanding common stock not held by Aquent, Mr. Conway or their affiliates must vote to approve the merger agreement.


Voting Your Shares by Proxy

   When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your shares for each proposal as recommended by the board of directors. Each proxy will confer discretionary authority to vote on any matter presented at the meeting which Renaissance did not know of a reasonable time before the mailing of this proxy statement. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement.

   Where a stockholder has specified a choice on his or her proxy with respect to certain proposals or matters, that direction will be followed. If no direction is given, all of the shares of common stock represented by the proxy will be voted in favor of such proposal or matter.

Revoking Your Proxy

   A proxy that is properly submitted to Renaissance may be revoked at any time before it is exercised. For a stockholder "of record" meaning, one whose shares are registered in his or her own name, to revoke a proxy, the stockholder may either:

  . send another signed proxy card with a later date to the address indicated on the proxy card; or

  . send a letter revoking the stockholder's proxy to our clerk at our principal address; or

  .  attend the special meeting and vote in person.

   A "beneficial holder" whose shares are registered in another name, for example in "street name" must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Voting Shares Held in "Street Name" by Proxy and Abstaining

   If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the merger. This will have the effect of voting against the merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Similarly, abstentions will not be voted for the merger and will therefore have the effect of voting against the merger.

Voting in Person

   Stockholders that attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on November 1, 2001. If you want to vote shares that are held in street name or are otherwise not registered in your name, you will need to obtain a "legal proxy" from the holder of record and present it at the special meeting.

Dissenting Holders

   Massachusetts law entitles stockholders who do not vote in favor of a merger to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of the merger and if you follow the procedures set forth beginning on page 44, you may be a dissenting holder. Failure to follow such procedures precisely will result in a loss of dissenters' rights.


Costs of Soliciting These Proxies

   Renaissance will pay all of the costs of soliciting these proxies, consisting mostly of printing and mailing costs. Although we are mailing these proxy materials, our directors and employees may also solicit proxies in person or by telephone, telecopier or other electronic means of communication. Renaissance has retained a proxy solicitor to assist in the solicitation of proxies for the special meeting at an estimated cost to Renaissance of approximately $15,000-$20,000 plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Renaissance will, at their request, reimburse them for their out-of-pocket expenses in this regard.

Exchanging Stock Certificates

   Holders of common stock should not send in their stock certificates with the proxy cards. If the merger is completed, you will receive written instructions for exchanging your stock certificates for cash.

Effective Time

   The merger will be effective as soon as practicable following stockholder approval of the merger agreement and the merger at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement, and upon the filing of articles of merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts. In general, each of the parties has the right to terminate the merger agreement if the merger is not completed on or before February 28, 2002.

                                   BACKGROUND

Background of the Merger

   In April 2000, Renaissance and its financial advisor, SG Cowen, began discussions with potential buyers of either the entire company or of its two principal operating units at the time, the Information Technology Consulting Services Group, which we refer to as ITCS, and the Enterprise Solutions Group. Renaissance sold the Enterprise Solutions Group for approximately $78.4 million in a transaction that closed on October 20, 2000. Beginning in May 2000, Renaissance spoke with several parties regarding the sale of the entire company or ITCS. However, when it was unable to reach a satisfactory agreement with any of these parties, the company discontinued its efforts in January, 2001.

   On April 12, 2001, Mr. Conway, our chief executive officer and the chairman of our board of directors, indicated an interest in pursuing an acquisition of the entire company. In response to that expression of interest, Messrs. O'Brien and Badavas consulted with counsel and formed a special committee of the board of directors on April 12, 2001. The special committee retained Ropes & Gray as its legal counsel and engaged Adams, Harkness & Hill as its financial advisor. Prior to the special committee engaging Adams, Harkness & Hill, Renaissance terminated its engagement with SG Cowen because Mr. Conway had requested that the special committee permit SG Cowen to represent him in connection with his proposal. On May 21, 2001, Mr. Conway made a proposal to acquire all of the outstanding shares of Renaissance common stock for a price of $1.25 per share.

   On June 21, 2001, Renaissance executed a definitive merger agreement with two companies controlled by Mr. Conway and formed by him for the purpose of engaging in the merger. We refer to these entities as the MBO Group. Under that merger agreement, the MBO Group agreed to acquire Renaissance in a cash merger at a purchase price of $1.65 per share. The terms of the MBO Group merger agreement prohibited Renaissance from engaging in further discussions with third parties relating to any alternative acquisition proposal unless Renaissance received an unsolicited written proposal that could reasonably be expected to lead to a "superior proposal" as defined in the MBO Group merger agreement.

   On August 15, 2001 the special committee received an unsolicited proposal from Aquent for the acquisition of Renaissance in its entirety at a cash purchase price of $2.00 per share. Aquent had not previously expressed any interest in acquiring Renaissance or any of its business units, and had not been approached by either SG Cowen or Adams, Harkness & Hill. The offer was subject to the completion of due diligence, the receipt of a financing commitment and the negotiation of a definitive agreement. Aquent provided the special committee with several letters from lending institutions indicating their interest in financing the transaction. The special committee requested that Aquent provide, on a confidential basis, financial information about itself to assist the special committee in evaluating Aquent's ability to complete a transaction. On August 17, 2001, the special committee, after discussing the proposal with its financial and legal advisors, determined that the offer met the standards contained in the merger agreement with Mr. Conway that justified the special committee pursuing the proposal further. Later that day, the special committee notified Aquent of its decision. It also informed Mr. Conway of the material terms of Aquent's offer, as the merger agreement with the MBO Group required it to do, and of the special committee's decision to pursue the offer further. The special committee and Aquent began negotiating a confidentiality agreement.

   On August 21, 2001 the special committee and Aquent signed a confidentiality agreement and Aquent commenced due diligence. The special committee, mindful that other parties who expressed interest in acquiring the company had declined to make formal offers after conducting due diligence, instructed Aquent to reconfirm its offer on August 27, 2001. It also instructed Aquent to provide a fully-funded offer accompanied by a commitment letter from a financing source no later than the week of September 4, 2001, and to be prepared to execute a merger agreement at that time. Recognizing that there was no certainty that Aquent would present a proposal that was superior to the transaction with Mr. Conway, the special committee also instructed its attorneys to continue working toward completing the transaction with Mr. Conway.

   On August 27, 2001, Aquent re-confirmed its initial offer to the special committee and stated that it anticipated being able to present the special committee with a financing commitment letter by September 7, 2001. Aquent stated that it required additional time to complete its due diligence investigation of Renaissance and that the extra time would allow additional financing sources to consider the transaction, which Aquent believed would allow it to obtain financing on more favorable terms. The special committee issued a press release on August 28, 2001 announcing that it had received an unsolicited offer to acquire Renaissance at a higher price than the MBO Group had agreed to pay. Later that day, Renaissance filed a revised preliminary proxy statement with the SEC relating to the transaction with Mr. Conway and the MBO Group.

   On August 30, 2001, the special committee received a draft merger agreement from Aquent that was based on the merger agreement with the MBO Group, and contained substantially similar terms. Aquent also informed the special committee that it would require Renaissance to place $250,000 in escrow as a condition to Aquent presenting any formal proposal to the special committee. The special committee met on August 31, 2001 to discuss the status of the offer and the draft merger agreement. The special committee instructed Adams, Harkness & Hill to notify Aquent that Renaissance would not agree to the escrow arrangement, and to ask Aquent to reconfirm its offer, including the price, on September 4, 2001.

   On September 4, 2001, Adams, Harkness & Hill reported to the special committee that Aquent had indicated that, based on the due diligence investigation it had conducted to date, its offer would be in the range of $1.85 per share. On September 5, 2001, Aquent notified the special committee that SG Cowen, the investment bankers representing Mr. Conway, had contacted Aquent to initiate discussions about the possibility of exploring a collaborative bid with Mr. Conway. Aquent informed the special committee that it believed its confidentiality agreement with Renaissance prevented it from pursuing such discussions with Mr. Conway, and Aquent asked the special committee for permission to speak to Mr. Conway about his proposal. The special committee declined to grant permission, believing that it was not in the best interests of Renaissance stockholders at that time to allow two potentially competing bidders to cooperate and pursue a joint transaction. Later that day the special committee informed Mr. Conway of Aquent's indication that its bid would be in the range of $1.85 per share. The special committee's attorneys also distributed a revised draft of a merger agreement to Aquent's attorneys.

   On September 7, 2001, the special committee received a written proposal from Aquent to purchase all of the outstanding shares of Renaissance common stock for $1.80 per share in a cash merger. The proposal included a financing commitment letter from the CIT Group/Business Credit. The special committee reviewed the proposal and commitment letter with its legal and financial advisors and expressed concern that the commitment letter added uncertainty in the ability to complete a transaction that was not present in the transaction with the MBO Group. In particular, the special committee and its advisors noted that Aquent's financing commitment was subject to various closing conditions, including the absence of material adverse changes in either Renaissance's business or Aquent's business. The special committee noted that the MBO Group's financing commitment from J.P. Morgan Business Credit Corp., through its affiliate, the Chase Manhattan Bank, was also contingent upon the absence of material adverse changes, but only with respect to Renaissance's business. It further noted that the language of the MBO Group's financing commitment relating to material adverse changes was more favorable to the borrower than the corresponding language in Aquent's commitment letter. The special committee also discussed the fact that a transaction with the MBO Group would likely close sooner than a transaction with Aquent because the transaction was further along in the process. The special committee noted that a later closing would increase the risk that deterioration in Renaissance's business would result in the financing sources terminating their commitments because of a material adverse change in Renaissance's business.

   The special committee informed Aquent that it was uncomfortable with the increased risk associated with Aquent's commitment letter, and that it believed that the transaction with Mr. Conway was more likely to be completed. It requested that Aquent remove from its commitment letter the material adverse change condition relating to Aquent's business and modify the material adverse change condition relating to Renaissance's business to conform it to the corresponding provision in the J.P. Morgan/Chase commitment letter. The special committee also asked Aquent to modify other language in its commitment letter to clarify that the financing was not conditioned on further due diligence. Later that day, the special committee informed Mr. Conway of the material terms of Aquent's offer, including the price per share and the financing conditions.

   On September 12, 2001, Aquent informed the special committee orally that it had requested that CIT Group/Business Credit accommodate the special committee's request, and that while CIT Group/Business Credit had generally accepted the request, it had agreed to modify, rather than eliminate, the closing condition with respect to the absence of material adverse changes in Aquent's business. The proposal was to separate the Aquent material adverse change condition into two components--one related to qualitative changes to Aquent's business and one related to quantitative changes to Aquent's business. Aquent stated that it would provide the special committee with a revised commitment letter specifying the details.

   The special committee again discussed the additional risk posed by Aquent's proposal with respect to the ability to close the transaction and considered whether the $0.15 price differential adequately compensated stockholders for that risk. The special committee was concerned that if it terminated the merger agreement with the MBO Group and accepted Aquent's offer, and was then not able to complete the transaction with Aquent, it might be left with a deteriorated business and might not be able to find a buyer willing to pay at least $1.65 per share. The special committee also discussed the possible adverse effects of the September 11 terrorist attacks on the capital markets generally and Renaissance's business in particular, and determined that it would be in the best interests of the stockholders to conclude a transaction as soon as possible. The special committee acknowledged that the terrorist attacks had caused some justifiable delay in Aquent's response, and instructed Aquent to present it with a revised commitment letter no later than September 14, 2001.

   On September 14, 2001, Aquent presented the special committee with a revised commitment letter. The special committee noted that the closing condition with respect to material adverse changes to Renaissance's business had been revised, but believed that some of the language still remained less favorable than the corresponding provision in the J.P. Morgan/Chase commitment letter. The revised commitment letter also included, as a closing condition, a requirement that Aquent's net worth at the end of the month before the closing be at least 75% of the net worth at June 30, 2001 and that gross revenues and earnings before income taxes, depreciation and amortization, or EBITDA, for the six full calendar months prior to the closing each be at least 75 percent of the gross revenues and EBITDA for the period from January 1, 2001 through June 30, 2001. The revised commitment letter also included, as a closing condition, the absence of material adverse litigation having been commenced against Renaissance or Aquent and the absence of occurrences that would result in the lender's reasonable expectation that Aquent would be unable to materially perform its obligations under the proposed line of credit (other than occurrences or events with respect to Aquent's historical or projected financial performance).

   The special committee met with its legal and financial advisors to discuss the revised commitment letter. Adams, Harkness & Hill advised the special committee that, based on its analysis of Aquent's historical financial statements, it was concerned about Aquent's ability to satisfy the EBITDA requirement of the closing conditions. The special committee communicated these concerns to Aquent and requested that Aquent revise the commitment letter by the afternoon of Monday, September 17 to eliminate the EBITDA requirement. It also asked Aquent to further clarify the closing condition with respect to material adverse changes to Renaissance's business to conform it in all respects to the corresponding provision in the J.P. Morgan/Chase commitment letter, and to conform the language regarding the absence of litigation against Renaissance to the corresponding closing condition in the merger agreement with the MBO Group. The special committee then notified Mr. Conway of the revised proposal and the fact that it had asked Aquent to respond by Monday afternoon with a revised commitment letter that further mitigated the risks associated with the financing commitment.

   On September 17, 2001, Aquent informed the special committee that CIT Group/Business Credit was unwilling to eliminate the EBITDA requirement, but would otherwise accommodate the special committee's requests. The special committee then met with its legal and financial advisors and discussed Aquent's ability to satisfy the EBITDA requirement. Adams, Harkness & Hill advised the special committee that, given the formula in the commitment letter and Aquent's historical financial performance, the risk that Aquent would fail to satisfy the EBITDA requirement would be mitigated if the transaction were to close in November 2001. Adams, Harkness & Hill explained that if the closing occurred in November, the EBITDA calculation would take into account a relatively high level of EBITDA that Aquent achieved in April 2001, while a closing in December would exclude April and instead take into account Aquent's earnings from May 2001 to November 2001.

   The special committee then deferred further discussions on the subject to return a phone call from Mr. Conway, at which time Mr. Conway orally informed the special committee that he would be willing to increase the price he would pay for each outstanding share of common stock to $1.73 per share. The special committee then met with its financial and legal advisors to consider Mr. Conway's improved offer. The special committee discussed whether the $0.07 differential between Aquent's offer and Mr. Conway's offer justified the additional risk that Aquent's offer posed. The special committee informed Aquent that Mr. Conway had indicated orally that he would increase the price, but told Aquent that it would not reveal the price until it received written confirmation.

   On September 18, 2001, the special committee received written confirmation of Mr. Conway's improved offer, including a revised commitment letter from J.P. Morgan/Chase, dated September 17, 2001, supporting the $1.73 purchase price. The special committee informed Aquent that it had received a written offer from Mr. Conway at a price of $1.73 per share. The special committee also informed Aquent that when it had compared Aquent's $1.80 offer to the transaction with Mr. Conway at $1.65 per share, it believed that the two offers, on a risk-adjusted basis, were substantially equivalent, and therefore advised Aquent to raise its price or eliminate the EBITDA requirement as a closing condition.

   On September 19, 2001, the special committee received a revised offer from Aquent at a price of $1.83 per share. The proposal was accompanied by a revised commitment letter that modified the closing condition relating to gross revenues and EBITDA by increasing the measurement periods from six months to seven months. Specifically, the revised closing condition required that Aquent's gross revenues and EBITDA for the seven full calendar months prior to the closing be at least 75 percent of the respective net worth, gross revenues and EBITDA for the seven-month period from January 1, 2001 through July 31, 2001. It further provided that, for the purposes of calculating compliance with the closing condition, Aquent's EBITDA in April and May would be deemed to be the average of the EBITDA obtained during those months, which would eliminate timing differences relating to the recognition of certain marketing expenses. Aquent also informed the special committee of its EBITDA for the month of August 2001. Adams, Harkness & Hill noted that the actual EBITDA level for August exceeded the estimate of Aquent's EBITDA that Adams, Harkness & Hill had used in assessing Aquent's ability to satisfy the closing condition.

   Adams, Harkness & Hill advised the special committee that the revised commitment letter, combined with Aquent's actual August EBITDA, significantly mitigated the risks associated with Aquent's offer. Adams, Harkness & Hill orally informed the special committee that it believed Aquent's offer adequately compensated stockholders for the additional risk associated with it and that it was prepared to issue an opinion that the transaction was fair, from a financial point of view, to the stockholders of Renaissance. The special committee discussed the competing proposals further and determined that the difference in price adequately compensated Renaissance's stockholders for the additional risk posed by Aquent's offer, which the special committee determined was significantly mitigated by the revised commitment letter. The special committee concluded that it was prepared to accept Aquent's offer.

   The special committee then informed Mr. Conway that it was prepared to terminate the merger agreement with the MBO Group and enter into a merger agreement with Aquent. Under the terms of the merger agreement with the MBO Group, the special committee was obligated to provide at least 48 hours notice before entering into a definitive agreement for an alternative transaction. Later in the day on September 19,

Mr. Conway orally advised the special committee that he would increase his offer to $1.75 per share. The special committee notified Aquent of Mr. Conway's intentions.

  On September 20, 2001, the special committee received written confirmation of Mr. Conway's improved offer, including a revised commitment letter from J.P. Morgan/Chase supporting the $1.75 purchase price. Later in the day, the special committee received a letter from Aquent amending its prior offer by stating that, in the definitive merger agreement with Renaissance, it would undertake to subcontract to Renaissance open IT staffing orders it received between the signing of a merger agreement and the closing of the transaction, to the extent that it could do so pursuant to applicable antitrust laws and regulations. Aquent explained that it believed such actions would help stabilize Renaissance's business before the closing and therefore decrease the likelihood that a material adverse change would occur to Renaissance's business and cause its financing source to terminate its commitment.

   The special committee discussed the revised offer and the $0.08 differential between the competing proposals. The special committee informed Aquent that it was not completely comfortable that the $0.08 differential in purchase price justified the additional risks to the stockholders associated with Aquent's proposal, including the EBITDA requirement and the possibility that a transaction with Aquent would take longer to complete. The special committee further informed Aquent that it would have until 3:00 p.m. on September 21, 2001 to increase its price, if it wished to do so.

   On September 21, 2001, the special committee received a revised offer from Aquent at $1.86 per share. The special committee discussed the revised offer with its legal and financial advisors and concluded that the $0.11 differential in price adequately compensated Renaissance's stockholders for the additional risk posed by Aquent's offer. Adams, Harkness & Hill informed the special committee orally that it was prepared to issue an opinion that the transaction was fair, from a financial point of view, to the stockholders of Renaissance. The special committee then provided Mr. Conway with a copy of Aquent's revised offer, which Aquent had requested, and informed Mr. Conway that it was prepared to terminate the merger agreement with the MBO Group and enter into a merger agreement with Aquent, but would not do so until 5:00 p.m. on Monday September 24.

   On September 24, 2001, the special committee received a revised offer in writing from Mr. Conway at $1.80 per share, and a revised commitment letter from J.P. Morgan/Chase supporting that price. The special committee advised Aquent of Mr. Conway's revised offer and, at Mr. Conway's request, provided Aquent with a copy of Mr. Conway's offer. The special committee informed Aquent that it would provide Aquent with any updated financial information that Mr. Conway had shared with J.P. Morgan/Chase, including updated information about Renaissance's accounts receivable and its daily cash balances, and expected to receive Aquent's offer 24 hours after such time. The special committee provided the updated financial information to Aquent on September 25, 2001.

   On September 26, 2001, the special committee received a revised offer from Aquent at $1.88 per share, accompanied by a letter from CIT Group/Business Credit supporting that price. The special committee discussed the revised offer with its legal and financial advisors and concluded that the $0.08 differential in price adequately compensated Renaissance's stockholders for the additional risk posed by Aquent's offer. Adams, Harkness & Hill informed the special committee orally that it was prepared to issue an opinion that the transaction was fair, from a financial point of view, to the stockholders of Renaissance. The special committee then informed Mr. Conway that it was providing the MBO Group with the required 48 hours notice that it was prepared to terminate the merger agreement with the MBO Group and enter into a merger agreement with Aquent.

   Later in the day on September 26, the special committee received a revised offer from Mr. Conway at $1.82 per share, and a revised commitment letter from J.P. Morgan/Chase supporting that price. Mr. Conway's offer included, as a condition, that the break-up fee be increased from $2 million to $3 million. The special committee discussed the revised offer with its legal and financial advisors and decided that, at a price differential of $0.06, it was inclined to accept Mr. Conway's offer. Adams, Harkness & Hill informed the special committee orally that it was prepared to issue an opinion that the transaction was fair, from a financial point of view, to the stockholders of Renaissance. The special committee informed Aquent of Mr. Conway's revised offer. Later in the day on September 26, the special committee's attorneys received a letter from Aquent's attorneys stating that Aquent would not modify its offer further unless it was informed that the special committee had determined that its offer at $1.88 per share was not superior to Mr. Conway's offer at $1.82 per share. The special committee's attorneys, after discussing the letter with the special committee, notified Aquent's attorneys on September 27 that the special committee had discussed the two offers on September 26 and was unable to conclude at that time that Aquent's offer was superior. The letter stated that, unless it received an improved offer from Aquent, it would decide between the two offers of $1.82 per share and $1.88 per share.

   On September 28, 2001, the special committee received a revised offer from Aquent at $2.00 per share, accompanied by a letter from CIT Group/Business Credit supporting that price. The special committee discussed the revised offer with its legal and financial advisors and asked Adams, Harkness & Hill to review the offer to independently assess whether Aquent would be able to finance a transaction at that price. Adams, Harkness & Hill advised the special committee that it believed Aquent would be able to finance the transaction. Adams, Harkness & Hill informed the special committee orally that it was prepared to issue an opinion that the transaction was fair, from a financial point of view, to the stockholders of Renaissance. The special committee then concluded that Aquent's revised offer was superior to Mr. Conway's offer at $1.82 per share, and advised Mr. Conway that it was prepared to terminate the merger agreement with the MBO Group and enter into a merger agreement with Aquent during the evening of Sunday September 30.

   During the afternoon of September 30, 2001, Mr. Conway informed the special committee orally that he was increasing his offer to $1.92 per share. The special committee discussed the revised offer with its legal and financial advisors and concluded that at an $0.08 differential in price, Aquent's offer adequately compensated Renaissance's stockholders for the additional risk and was therefore superior to Mr. Conway's offer of $1.92 per share. The special committee informed Mr. Conway of its conclusion. Later in the day on September 30, Mr. Conway informed the special committee orally that he was increasing his offer to $1.95 per share and would provide a revised commitment from J.P. Morgan/Chase on Monday, October 1. The special committee then informed Aquent of Mr. Conway's revised offer.

   On October 1, 2001, the special committee received a revised offer from Aquent. The offer, which remained at $2.00 per share, was accompanied by a revised commitment letter from CIT Group/Business Credit that did not include the EBITDA requirement as a closing condition. Aquent informed the special committee that such condition had been removed in exchange for the agreement of John H. Chuang, the chief executive officer of Aquent, to personally guarantee the loan if the EBITDA target was not met. Aquent also informed the special committee that it had received commitments from certain existing stockholders and their family members to invest up to an aggregate of $4 million in securities of Aquent if they were requested to do so by CIT Group/Business Credit as a condition to providing the financing necessary to complete the transaction. In addition, Aquent indicated that it had received a form of financing commitment letter for $3.5 million in junior capital from another lender and informed the special committee that it expected to receive another commitment letter for $5 million for an additional financing source.

   The special committee discussed Aquent's revised offer with its legal and financial advisors. Adams, Harkness & Hill advised the special committee that Aquent's revised offer had essentially eliminated the material differences between its offer and Mr. Conway's offer with respect to the ability to complete the transaction. Adams, Harkness & Hill also noted that the additional equity and debt commitments increased the likelihood that a transaction would be completed than if CIT Group/Business Credit was the only source of funding. Adams, Harkness & Hill informed the special committee orally that it was prepared to issue an opinion that the transaction was fair, from a financial point of view, to the stockholders of Renaissance. The special committee concluded that Aquent's offer was superior to Mr. Conway's offer, and advised Mr. Conway that it was prepared to terminate the merger agreement with the MBO Group and enter into a merger agreement with Aquent after the 48 hour notice period had expired.

   On the evening of October 3, 2001, the special committee met with its legal and financial advisors to discuss Aquent's revised offer. Mr. Conway attended the meeting and informed the special committee that he did not wish to revise his offer further. Counsel to the special committee then reviewed the special committee's fiduciary duties and reviewed with them the terms of the transaction with Aquent and the merger agreement. Adams, Harkness & Hill reviewed its valuation analyses of Renaissance and its analysis of the fairness of the merger consideration, from a financial point of view, to the stockholders of Renaissance. Adams, Harkness & Hill rendered to the special committee its opinion dated October 3, 2001 to the effect that, as of such date and based on and subject to the matters described in its opinion, the merger consideration was fair from a financial point of view to the holders of Renaissance common stock.

   Thereafter, the special committee and the board of directors determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the holders of Renaissance common stock. The special committee also voted that the merger agreement and the merger should be submitted to stockholders at a special meeting and to recommend that the stockholders approve these matters when put before them for consideration. The members of the special committee unanimously voted in favor of such determinations and resolutions. In addition, the company's Board of Directors unanimously voted in favor of such determinations and resolutions.

   On October 4, 2001, Aquent and the special committee finalized the documentation related to the transaction, including the disclosure schedules to the merger agreement and letter agreements between Renaissance and the individuals who had agreed to invest up to an aggregate of $4 million in securities of Aquent, if requested to do so by the CIT Group/Business Credit as a condition to providing financing. The parties also finalized a letter agreement between Renaissance and Aquent pursuant to which Renaissance agreed to waive a provision in the confidentiality agreement that prohibited Aquent from purchasing Renaissance common stock in the open market with such waiver to commence after Renaissance filed a preliminary proxy statement with the SEC regarding the transaction with Aquent and after the parties filed a joint press release announcing Aquent's intention to purchase stock.

   The special committee terminated the merger agreement with the MBO Group early in the morning on October 5, 2001 and then executed definitive agreements with Aquent. The deal was publicly announced before the financial markets opened that day.

Renaissance's Purpose and Reasons for the Merger

   In the course of reaching their decisions to approve the merger agreement and the merger, the special committee and the board of directors consulted with Renaissance senior management, as well as Renaissance's outside legal counsel and financial advisor, and considered a number of factors, both positive and negative, including the following material factors:

  . Renaissance's total revenue for the fiscal year ended December 31, 2000 decreased by 23.5% from the previous year's levels. This decrease does not take into account any reduction in revenue due to the sale of the Business Strategy Group or the Enterprise Solutions Group. Renaissance sustained a loss of approximately $33.9 million for the fiscal year ended December 31, 2000, excluding extraordinary gain from disposal of certain of Renaissance's business units. Renaissance incurred a net loss of $15.6 million for the six-month period ended June 30, 2001 and its total revenues decreased 24.9% as compared to the previous year's comparable six-month period;

  . the economic and market conditions affecting Renaissance and the information technology consulting industry as a whole, including the decline in demand for information technology consulting services and the highly competitive nature of the market for such services;

  . the lack of equity research coverage for Renaissance's common stock, which would serve to strengthen the market for Renaissance's common stock, the difficulty of attracting new investment interest in Renaissance and the resulting difficulty for stockholders of Renaissance to receive a fair price when selling their shares in the market;

  . the decline in trading prices for Renaissance's common stock from $7.94 per share on January 3, 2000 and in trading prices for providers of business and information technology consulting services in general, which the special committee and the board considered as weighing in favor of the merger; that from January 3, 2000 until the day before public announcement of the transaction, the highest per share closing price of Renaissance's common stock was $8.06 and the lowest closing price was $0.40; and that Renaissance's common stock trading price has not closed at or above $2.00 since August 16, 2000, and taking into account the market condition of Renaissance it did not appear likely that Renaissance's common stock would approach a higher level of trading prices in the foreseeable future;

  . the significant costs of remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the Exchange Act were becoming increasingly draining on Renaissance's resources given the deterioration of its financial performance;

  . that Renaissance received a notice from the Nasdaq National Market dated April 27, 2001 notifying the company of its non compliance with the Nasdaq listing requirements due to the failure of the company's common stock to maintain a minimum bid price of $1.00 for 30 consecutive trading days. The letter stated that Renaissance had until July 26, 2001 to regain compliance or the common stock would be delisted. Renaissance received a similar notice from Nasdaq on January 2, 2001 but regained compliance on January 30, 2001. At the time the special committee made its decision to approve the previous merger agreement with the MBO Group, there was no assurance that Renaissance would satisfy the listing requirements by July 26, 2001. Renaissance's stockholders approved a reverse stock split that provided the board of directors with the discretion to issue one share of common stock for not more than six, and less than four outstanding shares of common stock at any time before December 31, 2001. Although the special committee and the board of directors believed the implementation of the reverse stock split would increase the probability, in the short term, that the common stock would trade above $1.00, there was no assurance this would occur or that the company would continue to meet other Nasdaq listing requirements. Renaissance regained compliance on July 10, 2001, but there is no assurance that its common stock will continue to maintain a minimum bid price of $1.00, especially if the merger is not completed;

  . a delisting of Renaissance's common stock from Nasdaq would reduce the market liquidity of the common stock and the ability of investors to trade the common stock;

  . that Renaissance conducted an extensive auction process between April 2000 and January 2001 with the assistance of SG Cowen, during which time it was unable to complete a transaction to sell either the entire Company or its two operating units, ITCS and GovConnect;


  . that after entering into the merger agreement with the MBO Group, the special committee received an unsolicited proposal from Aquent to acquire Renaissance at $2.00 per share, which the special committee determined met the standards contained in that merger agreement that justified the special committee pursuing the proposal further;

  . that Aquent, after conducting due diligence, made an initial offer to acquire Renaissance for $1.80 per share in a cash merger that was accompanied by commitment from CIT Group/Business Credit to provide debt financing for the merger;

  . that, after receiving the offer from Aquent, the special committee conducted a bidding process between Aquent and Mr. Conway during which time the special committee received numerous offers from each party;

  . that on October 1, 2001 the special committee received an offer from Aquent to acquire Renaissance for $2.00 per share that was accompanied by a commitment from CIT Group/Business Credit containing closing conditions that were more favorable to the interests of Renaissance stockholders than commitment letters that had accompanied Aquent's previous offers, and was also accompanied by commitments from certain of Aquent's existing stockholders and their family members to invest up to an aggregate of $4 million in securities of Aquent if necessary to satisfy conditions to the closing of the financing. Aquent also indicated that it expected to seek additional financing from other sources to provide it with greater flexibility in financing the merger;

  . that after Renaissance received Aquent's offer on October 1, 2001, Mr. Conway declined to make any additional offer to the special committee, and that Mr. Conway's best offer on such date was to acquire Renaissance for $1.95 per share;

  . that Aquent's offer was at a higher price than the highest price offered by Mr. Conway and that the special committee concluded that no meaningful distinction could be drawn between the two offers with respect to the likelihood that the merger would be completed;

  . the financial presentation of Adams, Harkness & Hill, including its opinion, delivered on October 3, 2001, that the merger consideration is fair, from a financial point of view, to holders of common stock, and the special committee's and the board's adoption of the conclusion and analyses of Adams, Harkness & Hill contained in its fairness opinion;

  . that the terms of the merger agreement were reasonable insofar as they would not likely deter a third party from offering a proposal that is materially more favorable;

  . that the merger agreement permits Renaissance to provide information and participate in negotiations with respect to unsolicited acquisition proposals if the board of directors determines, in consultation with its outside counsel and the special committee, that such action is necessary to act in a manner consistent with the fiduciary duties of the board of directors, which, as a whole, the special committee and the board considered as weighing in favor of the fairness of the merger;

  . that the merger agreement permits Renaissance to terminate the merger agreement to accept a superior acquisition proposal;

  . that the merger was approved by the two members of the board of directors who are not affiliated with Mr. Conway, neither of whom are employees of Renaissance;

  . the fact that no other third party surfaced to date with an alternative transaction proposal, despite the previous efforts of SG Cowen, the more recent efforts of Adams, Harkness & Hill, and the announcement on August 28, 2001 that a third party had made an unsolicited offer to acquire Renaissance;

  . that the sale of the entire company was preferable to the piecemeal sale of the company because a single sale involved less transactional and operating performance risk;

  . that, based on the per share closing price as of June 20, 2001, the day before the public announcement that Renaissance had signed a merger agreement with the MBO Group, the consideration to be paid to the holders of common stock in the merger represented an approximate premium of 344% over the trading price of the shares, which the special committee and the board considered as weighing heavily in favor of the merger;

  . that the offer from Aquent represented a premium of 21% over the price to be paid to holders of common stock pursuant to the merger agreement with the MBO Group and a premium of 3% over the highest price offered by Mr. Conway as of October 5, 2001, the day Renaissance signed the merger agreement with Aquent and JetElectro, which the special committee and the board considered as weighing heavily in favor of the merger;

  . that holders of common stock may demand dissenters' rights under Sections 85 through 98, inclusive, of Chapter 156B of the General Laws of Massachusetts, which the special committee and the board considered as weighing in favor of the fairness of the merger.

  . the immediate availability of liquidity for the stockholders of Renaissance, particularly in light of the relatively low volume of trading in the common stock;

  . Renaissance's billable headcount of consultants declined by approximately 30% between March 31, 2000 and March 31, 2001 and Renaissance continues to experience a decline in billable consultant head count; and

  . that the consideration to be received by Renaissance's stockholders in the merger consists entirely of cash, which the special committee and the board of directors considered as weighing in favor of the merger.

   The special committee and the board also considered the following factors adverse to the proposed merger, including:

  . that many of the holders of common stock may lose significant portions of their investment, which the special committee and the board considered as weighing against the merger;

  . that, following the merger, Renaissance stockholders will cease to participate in any future earnings growth of Renaissance or benefit from any increase in the value of the company, which the special committee and the board considered as weighing against the merger; and

  . the risk that the merger is not completed, including because of the exercise of termination rights of Aquent under the merger agreement and failure to satisfy certain closing conditions, which the special committee and the board considered as weighing against the merger.

   The foregoing discussion addresses the material information and factors considered by the special committee and the board of directors in their consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors considered in reaching its determination, the special committee and the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its recommendations. In addition, the individual members of the special committee and the board of directors may have given different weight to different factors.

   Other than in their capacity as members of the special committee or the board of directors of Renaissance, no director or executive officer of Renaissance has made a recommendation either in support of or opposed to the transaction.

Opinion of Financial Advisor

   Adams, Harkness & Hill provided a fairness opinion to the special committee on October 3, 2001 that as of the date of such fairness opinion, the consideration of $2.00 per share in cash payable pursuant to the merger agreement was fair, from a financial point of view, to the stockholders of Renaissance. The full text of the fairness opinion which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached hereto as Annex B and is incorporated herein by reference. The fairness opinion, referred to herein, does not constitute a recommendation as to how any stockholder should vote with respect to the merger. Holders of shares of common stock are urged to, and should, read the fairness opinion in its entirety.

   The special committee retained Adams, Harkness & Hill to assist it in its evaluation of the proposed acquisition of Renaissance by Mr. Conway. The special committee selected Adams, Harkness & Hill because of its familiarity with the information technology services industry generally and with Renaissance in particular. Pursuant to the terms of Adams, Harkness & Hill's engagement letter with the special committee dated April 25, 2001, Renaissance agreed to pay Adams, Harkness & Hill a retainer fee of $50,000 and a fee of $300,000 upon the delivery by Adams, Harkness & Hill of the fairness opinion (which fee was payable regardless of the conclusions expressed therein). Such fees were paid in connection with the delivery by

Adams, Harkness & Hill of a fairness opinion on June 21, 2001 in connection with the execution of the merger agreement between Renaissance and the MBO Group. Renaissance also agreed to reimburse Adams, Harkness & Hill for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams, Harkness & Hill and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Adams, Harkness & Hill. Renaissance also agreed that, if the company engaged in an alternative transaction that did not involve Mr. Conway, it would pay Adams, Harkness & Hill a fee equal to two percent of the aggregate consideration. Amounts previously paid to Adams, Harkness & Hill will be credited against this payment in connection with the Aquent transaction.

   Pursuant to the terms of the Adams, Harkness & Hill engagement letter, Adams, Harkness & Hill was retained by the special committee to advise the special committee and the board of directors and render an opinion as to the fairness, from a financial point of view, to the stockholders of Renaissance, of the consideration to be received by such stockholders in connection with the merger. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

   At the meeting of the special committee on October 3, 2001, Adams, Harkness & Hill rendered its fairness opinion, in writing, that, as of that date, based upon and subject to the various considerations set forth in the fairness opinion, the consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to the holders of Renaissance common stock.

   The full text of the fairness opinion dated October 3, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Adams, Harkness & Hill in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to, and should, read the opinion carefully and in its entirety. The fairness opinion is directed to the special committee and addresses only the fairness, from a financial point of view, of the consideration to be received by the stockholders of Renaissance pursuant to the merger agreement as of October 3, 2001, and does not address any other aspect of the merger or constitute a recommendation to any holder of common stock as to how to vote at the special meeting. The description of the fairness opinion set forth in this proxy statement is only a summary and stockholders should refer to the full text of the fairness opinion.

   The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its fairness opinion. To assess the fairness of the transaction, Adams, Harkness & Hill employed analyses based on the following:

  .  public company peers' financial performance and relative valuations;

  . relative valuation and transaction premiums associated with selected precedent transactions;

  .  absolute and relative stock price performance;

  .  discounted cash flow analysis; and

  .  "break-up" analysis.

   In conducting its investigation and analysis and in arriving at its opinion, Adams, Harkness & Hill reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Adams, Harkness & Hill in its capacity as financial advisor to the special committee were as follows:

  . reviewed publicly-available information, including but not limited to Renaissance's recent filings with the SEC;

  . reviewed internal financial information prepared by Renaissance's management concerning the current status of the business and its historical financial performance, including interim financial performance data not yet disclosed to the public;

  . reviewed internal financial information prepared by Renaissance's management concerning the projected performance of Renaissance assuming the merger is not completed (i.e., assuming the current public ownership and capital structure);

  . held discussions with members of Renaissance's senior management, including Mr. Conway, Joseph F. Pesce, who at the time was the chief financial officer, Joseph P. Fargnoli, who at the time was the vice president, corporate tax, David Sweetser, who at the time was the senior vice president of administration for GovConnect and Edward Bradley, who at the time was the vice president of finance and administration for ITCS, concerning Renaissance's historical and current financial condition and operating results, as well as its future prospects (as reflected by the management projections);

  . held discussions with the special committee concerning the evaluation by the board of directors of various means of enhancing stockholder value, including the unsuccessful attempt beginning in April 2000 to sell Renaissance, in whole or in part, to a strategic or financial acquiror;

  . compared the historical market prices and trading activity of Renaissance's common stock with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

  . compared the financial position and operating results of Renaissance with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

  . compared the proposed financial terms of the merger with the terms of other change of control transactions that Adams, Harkness & Hill deemed relevant, including certain transactions involving management stockholders;

  . reviewed the terms of the debt financing proposal for the merger made to Aquent by CIT Group/Business Credit;

  .  reviewed the merger agreement; and

  . reviewed relevant industry market research studies, investment research reports for Renaissance's competitors, and key economic and market indicators, including interest rates and general stock market performance.

   Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its fairness opinion that, independently, was material to its analysis. The special committee did not place any limitation upon Adams, Harkness & Hill with respect to the procedures followed or factors considered by Adams, Harkness & Hill in rendering its fairness opinion. In rendering its fairness opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, Renaissance, and did not independently verify such information. Adams, Harkness & Hill assumed, with the special committee's consent, that:

  . all material assets and liabilities, contingent or otherwise, known or unknown, of Renaissance are as set forth in its financial statements;

  . obtaining any regulatory and other approvals and third party consents required for consummation of the merger would not have a material effect on the anticipated benefits of the merger; and

  . the merger would be consummated in accordance with the terms set forth in the merger agreement.

   Adams, Harkness & Hill also assumed, with the special committee's consent, that the management projections were reasonably prepared and based upon the best available estimates and good faith judgments of Renaissance's management as to the future performance of Renaissance.

   In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Renaissance. Adams, Harkness & Hill's fairness opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its written fairness opinion.

Public Company Peer Analysis

   Renaissance is a provider of business and technology consulting services to organizations in a broad range of industries. Renaissance is categorized into two primary business segments, ITCS and GovConnect. ITCS provides services designed to assist clients in the design, implementation and / or support of information technology applications. GovConnect provides solutions to the public sector, primarily in the areas of strategy, systems integration and electronic solutions.

   Adams, Harkness & Hill established a group of 16 publicly traded companies in the technology services industry that it deemed comparable to Renaissance based on their similar information technology consulting strategy, the markets served, and their financial performance (collectively, the "Peer Group Companies").

   Adams, Harkness & Hill compared certain financial measures and metrics of Renaissance with those of the Peer Group Companies. Such information included:

  .  Market Capitalization;

  .  Last Twelve Months Revenue;

  .  Enterprise Value;

  .  Ratio of Enterprise Value to Last Twelve Months Revenue;

  .  Sequential Quarterly Growth Rate;

  .  Year over Year Quarterly Growth Rate;

  .  Gross Margin; and

  .  Operating Margin.

   All financial measures and metrics involving Peer Group Companies' common stock prices per share are as of the close of trading on October 2, 2001. The Peer Group Companies consist of the following public companies (in alphabetical order):

                                            Last Twelve
                              Market          Months      Enterprise     Gross   Operating
Company                  Capitalization(a)  Revenue(b)     Value(a)    Margin(b) Margin(b)
-------                  ----------------- ------------- ------------- --------- ---------
                           (in millions)   (in millions) (in millions)
Alternative Resources
 Corporation............     $    8.2        $   236.0     $   47.4     30.09%      2.31%
American Management
 Systems................     $  470.4        $ 1,292.2     $  509.1     45.40%      8.30%
Analysts International
 Corporation............     $   72.8        $   578.6     $  104.4     18.18%      0.89%
Computer Horizons
 Corporation............     $   92.3        $   424.6     $   71.3     29.80%     -4.65%
Computer Task Group,
 Inc....................     $   31.2        $   329.7     $   54.6     29.76%      1.77%
Cotelligent Group.......     $    3.5        $    70.3     $  (17.8)    31.77%    -25.28%
Covansys................     $  310.7        $   421.2     $  207.4     26.10%    -12.00%
Hall, Kinion &
 Associates, Inc........     $   61.9        $   265.9     $   28.7     48.73%      1.98%
Kelly Services, Inc.....     $  706.5        $ 4,453.6     $  683.2     17.22%      2.28%
Manpower, Inc...........     $1,922.5        $10,832.4     $2,298.0     18.43%      2.82%
Metro Information
 Services, Inc.(c)......     $   95.5        $   304.2     $  170.5     27.00%      7.03%
Modis Professional
 Services, Inc..........     $  389.8        $ 1,759.8     $  553.7     28.77%      6.53%
Perot Systems
 Corporation............     $1,747.0        $ 1,148.8     $1,510.7     22.60%      2.60%
Spherion Corporation....     $  431.8        $ 3,336.3     $  354.3     31.98%      5.17%
Technisource, Inc.......     $   17.0        $   163.1     $   12.3     25.48%      2.15%
Volt Information
 Sciences, Inc..........     $  182.6        $ 2,165.2     $  297.0      8.41%      2.70%

Mean....................     $  409.0        $ 1,736.4     $  430.3     27.48%      0.29%

Renaissance Worldwide,
 Inc....................     $   60.5        $   379.5     $    3.0     26.43%     -4.92%

--------
(a) Market Capitalization and Enterprise Value derived from share prices as of the close of trading on October 2, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly or annual report.
(b) Last Twelve Months Revenue, Gross Margin and Operating Margin data obtained from each Peer Group Company's most recent Form 10-Q or 10-K filed prior to October 2, 2001.
(c) On August 21, 2001 Keane Inc. and Metro Information Services announced a definitive merger agreement in which Keane agreed to acquire Metro Information Services for approximately $135.0 million.

   Based on its expertise in valuation of publicly-traded companies and, in particular, its research into the performance variables considered by investors when assessing relative value among the Peer Group Companies, Adams, Harkness & Hill concluded that publicly-traded companies in the information technology consulting segment of the technology services industry are valued primarily on the bases of historical and projected revenue growth, profitability, and overall size, all of which are reflected in the individual company's ratio of Enterprise Value to Last Twelve Months Revenue. Adams, Harkness & Hill employed an Enterprise Value-based valuation in this analysis because this methodology implies a total cost of acquisition taking into account a company's cash and debt position. To determine Enterprise Value, Market Capitalization is calculated as the product of a company's common stock price per share (Adams, Harkness & Hill used the closing price on October 2, 2001, the day before the receipt of the final draft of the merger agreement, for all public company comparative analyses) multiplied by the number of diluted shares outstanding. The Market Capitalization is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an Enterprise Value.

   The following equation illustrates the manner in which Enterprise Value has been calculated:

      Enterprise Value = ((market value of equity) + (debt)) - (cash, cash equivalents and short-term investments)

   In order of descending ratios of Enterprise Value to Last Twelve Months Revenue, the Peer Group Companies ranked as follows:

                                                             Ratio of Enterprise
                                                                Value to Last
                                                                Twelve Months
   Company                                                     Revenue(a), (b)
   -------                                                   -------------------
   Perot Systems Corporation................................         1.3x
   Metro Information Services, Inc..........................         0.6x
   Covansys.................................................         0.5x
   American Management Systems..............................         0.4x
   Modis Professional Services, Inc.........................         0.3x
   Alternative Resources Corporation........................         0.2x
   Analysts International Corporation.......................         0.2x
   Computer Horizons Corporation............................         0.2x
   Computer Task Group, Inc.................................         0.2x
   Kelly Services, Inc......................................         0.2x
   Manpower, Inc............................................         0.2x
   Hall, Kinion & Associates, Inc...........................         0.1x
   Spherion Corporation.....................................         0.1x
   Technisource, Inc........................................         0.1x
   Volt Information Sciences, Inc...........................         0.1x
   Cotelligent Group........................................        (0.3x)

   Mean.....................................................         0.3x

   Renaissance Worldwide, Inc...............................        0.01x

-------
(a) Enterprise Value derived from share prices as of close of trading on October 2, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly report.
(b) Last Twelve Months Revenue data obtained from each respective Peer Group Company's most recent SEC filings.

   Adams, Harkness & Hill noted Renaissance's ratio of Enterprise Value to Last Twelve Months Revenue multiple was near the bottom of the Peer Group.

   In alphabetical order, the Sequential Quarterly Growth Rate and the Year over Year Quarterly Growth Rate of the Peer Group, are as follows:

                                                      Sequential  Year over Year
                                                       Quarterly    Quarterly
                                                      Growth Rate  Growth Rate
   Company                                             (a), (b)      (a), (c)
   -------                                            ----------- --------------
   Alternative Resources Corporation.................    -8.35%       -19.67%
   American Management Systems.......................    -1.20%         0.30%
   Analysts International Corporation................     0.96%         5.37%
   Computer Horizons Corporation.....................    -0.94%       -11.02%
   Computer Task Group, Inc..........................     1.20%        -2.89%
   Cotelligent Group.................................   -25.00%       -50.00%
   Covansys..........................................    -0.02%        -1.30%
   Hall, Kinion & Associates, Inc....................   -21.31%       -38.46%
   Kelly Services, Inc...............................    -1.93%        -3.70%
   Manpower, Inc.....................................   -15.76%        -3.46%
   Metro Information Services, Inc...................   -11.39%       -10.26%
   Modis Professional Services, Inc..................    -7.66%       -11.64%
   Perot Systems Corporation.........................    -1.20%         8.50%
   Spherion Corporation..............................   -24.41%       -31.78%
   Technisource, Inc.................................    -5.42%         3.66%
   Volt Information Sciences, Inc....................   -11.22%       -11.46%

   Mean..............................................    -8.35%       -11.11%

   Renaissance Worldwide, Inc........................   -14.75%       -29.34%

-------
(a) Calculated using information obtained from each Peer Group Company's SEC filings.

(b) Sequential Quarterly Growth Rate reflects the increase / decrease in net revenue for the most recently reported three-month period compared to the three-month period preceding it.
(c) Year over Year Quarterly Growth Rate reflects the increase / decrease in net revenue for the most recently reported three-month period compared to the same period from a year earlier.

   Adams, Harkness & Hill noted Renaissance's Sequential Quarterly Growth Rate and Renaissance's Year over Year Quarterly Growth Rate were near the bottom of the Peer Group.

Precedent Transaction Analysis

   Adams, Harkness & Hill assessed the transaction premiums and relative valuations associated with selected precedent publicly disclosed acquisitions it deemed relevant. Adams, Harkness & Hill reviewed 14 precedent transactions related specifically to information technology services companies. Each of the 14 precedent transactions were announced after January 1, 2000, and all 14 transactions involved the acquisition of the equity shares of publicly-traded companies for which share price data was available.

   Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirors are willing to pay above a seller's stock price prior to or at the time of the announcement of the relevant transaction. In order of descending premium paid based on the seller's stock price at the time of announcement, the selected transactions used in Adams, Harkness & Hill's analysis were:

Precedent Transaction Analysis--Information Technology Services Acquisitions

                                              Announcement Transaction   Premium at      10 Day     30 Day
Target                         Acquiror           Date      Value(a)   Announcement(b) Premium(b) Premium(b)
------                    ------------------- ------------ ----------- --------------- ---------- ----------
                                                            (in millions)
Metamor Worldwide.......  PSINet                03/22/00    $ 1,900.0        148%         125%       121%
Metro Information
 Services...............  Keane, Inc.           08/21/01    $   135.0        138%         152%       128%
IMRglobal Corp..........  CGI Group, Inc.       02/21/01    $   438.0         62%          56%        96%
Network Solutions,
 Inc....................  Verisign, Inc.        03/07/00    $21,101.4         62%         121%       126%
Command Systems, Inc. ..  ICICI Infotech Inc.   01/26/01    $    20.0         61%         150%       138%
Aris Corporation........  CIBER, Inc.           06/14/01    $    31.4         48%          48%        51%
Mynd....................  Computer Sciences     06/20/00    $   644.0         46%          55%        56%
AppNet Systems, Inc.....  Commerce One, Inc.    06/20/00    $ 1,282.0         37%          85%       116%
Cambridge Technology
 Partners...............  Novell                03/12/01    $   266.0         36%          27%         7%
Proxicom, Inc...........  Dimension Data        05/11/01    $   448.0         33%         160%        94%
Mainspring
 Communications.........  IBM                   04/19/01    $    80.0         33%         101%        49%
Agency.com..............  Seneca Investments    06/26/01    $   130.0         27%          29%        28%
C-bridge................  EXceleon Corp.        05/22/01    $    60.0         20%          32%        44%
SPR Inc. ...............  Leapnet, Inc.         01/28/00    $    48.5          9%           7%         5%

--------
a. All Transaction Value statistics are from Thomson Financial database, or each Peer Group Company's most recent SEC filings prior to the respective acquisition.
b. All premium information is from Thomson Financial Database or calculated through trading statistics and deal value on a price per share basis.

   Based upon Adams, Harkness & Hill's analysis of premiums paid in selected precedent transactions involving information technology services companies, the average premiums paid to sellers' share prices along with the implied premium offered by the merger consideration to Renaissance's share price for the 30 days and 10 days prior to announcement and the day of announcement are listed below:

                                             Premium at      10 Day     30 Day
                                           Announcement(a) Premium(a) Premium(a)
                                           --------------- ---------- ----------
   Mean...................................        54%          82%        76%
   Aquent Offer...........................        74%          82%        72%

--------
a. All premium information is from Thomson Financial Database or calculated through trading statistics and deal value on a price per share basis.

   Adams, Harkness & Hill noted the premium to be paid by Aquent pursuant to the final draft of the merger agreement compared very favorably with the data implied by the information technology services precedent transactions.

 Stock Price Performance Analysis

   Adams, Harkness & Hill examined the following common stock closing price data for Renaissance:

  . price performance from January 1, 2000 through October 2, 2001, compared to the performance of the Nasdaq Composite;

  . price performance from January 1, 2000 through October 2, 2001, compared to an index of the Peer Group Companies; and

  . price premium of the consideration of $2.00 per share, compared to: one day prior, one week prior and one month prior to the public announcement that Renaissance had signed an Agreement and Plan of Merger with Aquent.

   Based on the above analyses, Adams, Harkness & Hill observed that, from January 1, 2000 through October 2, 2001, Renaissance's per share price had decreased 85%. During the same time period, the Nasdaq composite decreased 63%. Adams, Harkness & Hill also observed that the value of the Peer Group Companies similar to the ITCS business unit decreased by 54% during the same time period and that the value of the Peer Group Companies similar to the GovConnect business unit decreased by 39% during the same time period.

 Discounted Cash Flow Analysis

   Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (i.e., before interest expense) after-tax cash flows of Renaissance. To perform this analysis, Adams, Harkness & Hill used the following data sources and made the following assumptions:

  . management financial projections for ITCS and GovConnect as going concerns, for the year ended December 31, 2001 through the year ended December 31, 2003, which were prepared by Renaissance's senior management and were based on Renaissance's forecast of revenue trends in light of the generally weakening economy and market for information technology services.

  . Adams, Harkness & Hill utilized the growth rate assumptions for the year ended December 31, 2003 and applied the growth rate percentages to calculate projections for the year ended December 31, 2004 and the year ended December 31, 2005.

  . Renaissance's unlevered after-tax cash flows were calculated as the after-tax operating earnings of Renaissance adjusted for the addition of non-cash expenses and the deduction of uses of cash not reflected in the income statement.

  . Adams, Harkness & Hill calculated a weighted-average cost of capital ranging from 11.0% to 13.0%.

  . terminal value based on Renaissance's EBITDA for the year ended December 31, 2005 multiplied by EBITDA multiples ranging from 3.0 to 5.0. The EBITDA multiple range was calculated by applying a discount to the mean EBITDA multiple of recently completed information technology services acquisitions, considering Renaissance's deteriorating performance, with respect to the financial metrics compared by Adams, Harkness & Hill, relative to the peer group.

   Adams, Harkness & Hill combined (i) the calculated present value of Renaissance's unlevered cash flows for the five years ending December 31, 2005, with (ii) Renaissance's EBITDA terminal value, to arrive at a range of equity values based on the above assumptions. Adams, Harkness & Hill divided the computed equity values by the number of shares of common stock outstanding and arrived at a range of implied per share values of $0.75 to $1.36, with a median implied value of $1.04.

 "Break-up" Analysis

   Adams, Harkness & Hill performed a "break-up" analysis to estimate the stand-alone enterprise value of ITCS and the stand-alone enterprise value of GovConnect. To perform this analysis, Adams, Harkness & Hill used the following assumptions:

  . Adams, Harkness & Hill established a group of publicly traded companies that it deemed comparable to GovConnect based on their similar information technology consulting strategy, the public markets served, and their financial performance. Adams, Harkness & Hill identified and evaluated eight public companies as members of this group.

                                Ratio of Enterprise Value
                                         to Last
     Company                  Twelve Months Revenue (a), (b)
     -------                  ------------------------------
     National Information
      Consortium.............              3.6x
     Maximus, Inc............              1.5x
     Tier Technologies,
      Inc. ..................              1.5x
     CACI International,
      Inc. ..................              1.4x
     Perot Systems
      Corporation............              1.3x
     Systems & Computer
      Technology
      Corporation............              0.6x
     Covansys................              0.5x
     American Management
      Systems, Inc...........              0.4x
     Mean....................              1.4x

--------
a. Enterprise Value derived from share prices as of close of trading on October 2, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly report.
b. Last Twelve Months Revenue data obtained from each Peer Group Company's most recent SEC filings prior to October 2, 2001.

  . Adams, Harkness & Hill utilized the mean ratio of Enterprise Value to Last Twelve Months Revenue multiple of this peer group and applied it to GovConnect's Last Twelve Months Revenue to calculate a range of stand-alone enterprise values for GovConnect. Adams, Harkness & Hill then divided the computed stand-alone enterprise value ranges by the number of shares of common stock outstanding and arrived at a range of implied per share values for GovConnect.

  . Adams, Harkness & Hill established a group of publicly traded companies that it deemed comparable to ITCS based on their similar information technology consulting strategy, the public and private markets served, and their financial performance. Adams, Harkness & Hill identified and evaluated the following 13 public companies in this group.

                                                             Ratio of Enterprise
                                                                Value to Last
                                                                Twelve Months
   Company                                                    Revenue (a), (b)
   -------                                                   -------------------
   Metro Information Services, Inc. ........................         0.6x
   Modis Professional Services, Inc. .......................         0.3x
   Alternative Resources Corporation........................         0.2x
   Analysts International Corporation.......................         0.2x
   Computer Horizons Corporation............................         0.2x
   Computer Task Group, Inc. ...............................         0.2x
   Kelly Services, Inc. ....................................         0.2x
   Manpower, Inc. ..........................................         0.2x
   Hall, Kinion & Associates................................         0.1x
   Spherion Corporation.....................................         0.1x
   Technisource, Inc. ......................................         0.1x
   Volt Information Sciences, Inc. .........................         0.1x
   Cotelligent Group........................................        (0.3x)
   Mean.....................................................          0.2

a. Enterprise Value derived from share prices as of close of trading on October 2, 2001 and fully diluted shares outstanding and debt figures taken from each companies most recently filed quarterly report.
b. Last Twelve Months Revenue data obtained from each Peer Group Company's most recent SEC filings prior to October 2, 2001.

  . Adams, Harkness & Hill applied a discount to the mean ratio of Enterprise Value to Last Twelve Months Revenue multiple of the ITCS peer group based on Renaissance's poor operating performance, with respect to the financial metrics compared by Adams, Harkness & Hill, relative to the peer group. The discounted ratio of Enterprise Value to Last Twelve Months Revenue multiple of the ITCS peer group was then applied to the business unit's Last Twelve Months revenue to calculate a range of stand-alone enterprise values for ITCS. Adams, Harkness & Hill then divided the computed stand-alone enterprise value ranges by the number of shares of common stock outstanding and arrived at a range of implied per share values for ITCS.

   Adams, Harkness & Hill combined (i) the implied per share range for GovConnect (ii) the implied per share range for ITCS and (iii) the $57.5 million of cash on Renaissance's balance sheet as of June 30, 2001. Based on this methodology, Adams, Harkness & Hill arrived at a range of implied per share values of $1.70 to $2.19, with a median implied value of $1.95. In calculating this range, Adams, Harkness & Hill did not take into account the economic costs not reflected on ITCS's balance sheet that would be triggered upon a disposition of ITCS, including change of control payments under operating leases and employee severance obligations.

 Summary of Valuation Analysis

   The foregoing summary does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Adams, Harkness & Hill advised the special committee and the board of directors that the valuation analyses conducted by it in rendering its fairness opinion (specifically, the

Peer Group analysis, the precedent transactions analysis, the historical stock price performance analysis, the discounted cash flow analysis and the "break-up" analysis) constituted a "going concern" analysis of Renaissance. Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall opinion that the consideration to be received by stockholders at Renaissance is fair, from a financial point of view, to such holders.

Certain Financial Projections Prepared by Renaissance's Management

   During the course of discussions among Renaissance, Mr. Conway, Aquent and other potential acquirors, Renaissance provided certain non-public business and financial information about the company prepared by its management. Mr. Conway and Aquent each shared this non-public business and financial information with their potential financing sources. This information included the following summary of projections for the company for the years ended December 29, 2001, December 28, 2002 and December 27, 2003:

                                                   Year Ending
                                      ----------------------------------------
                                      December 29,   December 28, December 27,
                                          2001           2002         2003
                                      ------------   ------------ ------------
                                                  (In thousands)
Selected Statement of Operations
 Data:
Revenue..............................   $334,086       $347,800     $382,500
Operating income (loss)..............    (22,192)           100        4,500
Earnings before interest, taxes,
 depreciation and amortization.......     (3,484)(a)      6,903       11,523
Selected Balance Sheet Data:
Cash.................................   $ 41,110       $ 38,555     $ 39,459
Accounts receivable..................     75,450         81,357       89,075

--------
(a) excludes a non-recurring charge of $10.7 million recorded in the quarter ended March 31, 2001. This charge is included in the operating loss for the year ended December 29, 2001.

   Renaissance does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because this information was provided confidentially to certain potential acquirors, including Mr. Conway and Aquent, and was provided confidentially by Mr. Conway and Aquent to their financing sources. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the company's management. Neither PricewaterhouseCoopers LLP nor any other independent accountant has examined nor compiled the above prospective financial information and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountant expresses an opinion or any other form of assurance with respect thereto. Renaissance has advised the recipients of such projections that its internal financial forecasts (upon which the projections provided were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of Renaissance, including assumptions with respect to the market for Renaissance's products and services, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Renaissance's control, and none of which was subject to approval by any recipient thereof. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Renaissance, Aquent, CIT Group/Business Credit, any other lenders that are part of the bank group, other potential financing sources or the respective affiliates or representatives of such entities considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Renaissance, Aquent, CIT Group/Business Credit, any other lenders that are part of the bank group, other potential financing sources or any of the respective affiliates or representatives of such entities has made or makes any representation to any person regarding the ultimate performance of Renaissance compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Amount and Source of Funds and Financing of the Merger

   Aquent intends to finance the merger through the use of cash held by Renaissance and Aquent, cash to be provided under a credit facility to be established by CIT Group/Business Credit and, if necessary, cash from the issuance of securities of Aquent pursuant to commitments from existing stockholders of Aquent and their family members. Aquent estimates that, based on its holdings of Renaissance common stock as of November 6, 2001, the aggregate cash consideration required to complete the merger will be approximately $109.3 million (assuming that no Renaissance stockholders exercise and perfect their dissenters' rights), including approximately $99.4 million to pay Renaissance's stockholders, other than Aquent, and certain holders of options, and approximately $9.9 million to pay fees and expenses related to the transaction. Aquent, which as of November 6, 2001, held 3,662,770 shares of Renaissance common stock, may, from time to time following the date of this proxy statement and prior to the closing of the merger, purchase additional shares of Renaissance on the Nasdaq National Market, through block trades or in privately negotiated transactions. To the extent Aquent purchases shares of Renaissance prior to the closing of the merger, the aggregate consideration payable in the merger will be correspondingly decreased.



   Aquent has received and accepted a commitment letter to finance the merger from CIT Group/Business Credit. It is anticipated that CIT Group/Business Credit will seek other lenders to participate in the credit facility. The commitment provides for a revolving credit facility that permits Aquent to borrow up to an amount from time to time not to exceed the lesser of:

  .  $60,000,000,

  . the sum of 85% of eligible billed accounts receivable under 120 days plus $2,500,000 plus 70% of eligible unbilled accounts receivable or,

  . accounts receivable collected by Aquent and Renaissance combined over the prior 45-day period.

   Based on September 30, 2001 financial information, it is expected that this facility would have permitted Aquent to borrow up to approximately $37.0 million. The proceeds will primarily be used to finance a portion of the merger and the related expenses, to finance working capital needs, to support letters of credit and for general corporate purposes. Aquent intends to borrow approximately $37.0 million under the revolving credit facility to fund a portion of the total cash consideration necessary to complete the merger. It is a condition precedent to the closing of the merger that all conditions to the funding of the loans under the revolving credit facility shall have been satisfied. The credit facility will have an initial term of three years with automatic annual renewals unless terminated by CIT Group/Business Credit at the end of the initial, or any subsequent, term of the loan, other than $2,500,000 principal amount of the facility which will have a term of six months from the closing of the merger. Interest will be computed and payable monthly at a rate equivalent to, at the option of Aquent, eitherthe London Interbank Offered Rates (LIBOR) plus 250 basis points or the prime rate announced by Chase Manhattan Bank plus 50 basis points other than interest on the $2,500,000 principal amount due six monthsafter the closing, which will be computed and payable monthly at 12% per annum. The commitment letter also requires a monthly payment of a line of credit fee on the unused amount of the revolving credit commitment during the preceding month and an annual administrative management fee. A loan facility fee is payable upon the closing of the loan. Should CIT Group/Business Credit syndicate the loan to allow other lenders to participate, these fees may be adjusted. The credit facility will be secured by all the property and assets of Aquent. Aquent's current stockholders will also pledge to CIT Group/Business Credit their shares of Aquent. Aquent has indicated that it has no plans to pay off the loan other than in the ordinary course of business.

   The chief executive officer of Aquent, John H. Chuang, has agreed to enter into a personal guaranty relating to the payment of amounts owed by Aquent under the credit facility from CIT Group/Business Credit if Aquent does not achieve a minimum target of earnings before interest, taxes, depreciation and amortization for the seven-month period ending with the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available.

   The closing of the merger is conditioned on the closing of the financing contemplated by the commitment letter and the closing of the financing is conditioned upon the closing of the merger on or before December 31, 2001. The financing contemplated by the commitment letter is subject to additional customary closing conditions and to Aquent achieving (1) gross revenues for the seven-month period ending with the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $70.39 million and (2) a net worth as of the last day of the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $25.35 million.

   Based upon Aquent's financial performance through September 30, 2001, if the closing were to occur prior to the November 2001 financial information of Aquent being reasonably available, Aquent would meet both of these conditions. If the closing were to occur when the November 2001 financial information for Aquent was available, revenues for Aquent for the months of October and November, combined, would need to be at least approximately $10.72 million. Aquent's revenue for the seven months ended September 30, 2001 was approximately $87.63 million including approximately $12.7 million and $10.6 million in August and September 2001, respectively. Aquent's net worth as of September 30, 2001 was approximately $32.46 and increased in the seven months ended September 30, 2001 and in each of August and September 2001.

   In addition to the CIT Group/Business Credit commitment, Aquent has received commitments from certain of its existing stockholders and their family members to invest up to $4 million in securities of Aquent if needed to satisfy conditions to the closing of the financing.


   Depending on the cash and accounts receivable balances of Aquent and Renaissance at the time of the closing, Aquent may need to obtain additional financing in order to complete the transaction. Based on preliminary estimates of October 31, 2001 financial information, Aquent believes that it would need approximately $4.5 million in additional funding to complete the transaction. Aquent has entered into discussions with potential investors regarding the issuance of subordinated debt and equity securities of Aquent and believes that, if necessary, it will be able to secure additional funds from the sale of such securities in amounts that, when combined with the other anticipated sources of financing outlined above, will be sufficient to complete the transaction.


Selected Summary Financial Information of Aquent

   We are providing the following unaudited financial information of Aquent to aid you in your analysis of Aquent's ability to finance the merger. This information is derived from unaudited financial statements of Aquent for the year ended December 31, 2000 and the nine-month periods ended September 30, 2000 and 2001.

                    Unaudited Summary Financial Information

                                                                Nine Months
                                                            Ended September 30,
                                                            -------------------
                                             Year Ended
                                          December 31, 2000   2000      2001
                                          ----------------- --------- ---------
                                                     (in thousands)
   Statement of Operations Data
   Revenue...............................     $193,259      $ 144,923 $ 117,139
   Operating Income......................       12,872         12,145       701
                                                            As of September 30,
                                                            -------------------
                                                As of
                                          December 31, 2000   2000      2001
                                          ----------------- --------- ---------
                                                     (in thousands)
   Balance Sheet Data
   Net Worth.............................     $ 34,255      $  35,159 $  32,462

Certain Effects of the Merger

   As a result of the merger, the separate corporate existence of JetElectro Acquisition will cease and Renaissance will continue as the surviving corporation and wholly-owned subsidiary of Aquent. At the effective time of the merger, all outstanding common stock of Renaissance, other than dissenting shares and shares held by Aquent and JetElectro Acquisition, will be converted into the right to receive $2.00 in cash. The merger agreement will also have the following effects:

  . Effect on Holders of Renaissance's common stock. If the merger is completed, holders of Renaissance's common stock (except for Aquent and JetElectro Acquisition and stockholders who are entitled to and who have exercised dissenters' rights) will receive $2.00 cash per share of Renaissance's common stock and, other than Aquent, will not have the opportunity to participate in any future earnings, profits and growth of Renaissance.

  . Reporting Requirements. Renaissance is currently subject to reporting requirements under the Exchange Act. If the merger is completed, the registration of shares of Renaissance under the Exchange Act will be terminated, no further reports will be filed and shares of Renaissance common stock will not be eligible for listing or trading on any exchange.

  . De-listing of the shares of Renaissance's common stock on Nasdaq. The shares of Renaissance common stock are currently quoted on Nasdaq. If the merger is completed, shares of Renaissance common stock will be de-listed and no longer quoted on Nasdaq.

  . Effect on Aquent. Upon completion of the merger, Renaissance will be a subsidiary of Aquent and will continue to operate as a business and technology staffing and consulting services company. As a result of the merger, and after cash payments to Renaissance's stockholders under the merger agreement, payment in respect of the exercise by any stockholder of dissenters' rights, and payment of transaction costs, Aquent will own all of the business and assets of Renaissance.

  . Effect on Current Management. Aquent expects that current members of Renaissance's management, other than Mr. Conway, will continue in their present capacities following the merger, although no agreements, understandings or arrangements have been reached between members of Renaissance Management and Aquent.

   For federal income tax purposes, the receipt of the merger consideration by holders of common stock pursuant to the merger will be a taxable sale of the holders' common stock. See "Material Federal Income Tax Consequences" on page 33.

Conduct of the Business of Renaissance if the Merger Is Not Completed

   If the merger is not completed, we will likely continue our ongoing operations and will likely continue to suffer net losses from these ongoing operations. Due to our expected continued losses and the resulting gradual depletion of our cash and cash equivalent assets without significant opportunity for revenue growth, we will likely continue to explore possibilities for the potential sale or merger of Renaissance. However, there can be no assurance that any such opportunities will be made available to us, or if made available, will be on terms acceptable or fair to Renaissance and our stockholders. We hope to complete the merger by December 31, 2001, but we cannot assure you that we will be able to do so. Moreover, both Renaissance and Aquent generally have the option to terminate the merger agreement if the merger is not completed by February 28, 2002.

Interests of Renaissance Directors, Officers and Affiliates in the Merger

   When considering the recommendation of the Renaissance board of directors, you should be aware that several Renaissance directors and officers have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger than Renaissance stockholders generally. These interests include the following:

  . If the merger is completed, Mr. Conway will receive a payment of $787,500, along with a payment of $15,684 for one year's car allowance. He will also receive medical benefits for the twelve months following his termination of employment. Mr. Conway has agreed not to solicit Renaissance employees or customers or compete with Renaissance for twelve months following his termination of employment. In addition, immediately prior to the closing of the merger, Mr. Conway will deliver to Renaissance 625,000 shares of common stock in full satisfaction of all principal and interest on a note with a principal amount of $1,860,000


  . Renaissance is a party to agreements with Joseph P. Fargnoli, Renaissance's chief financial officer as of the record date, and David
     C. Sweetser, the chief operating officer of GovConnect as of the record date, pursuant to which Mr. Fargnoli and Mr. Sweetser will be entitled to receive deal bonuses upon completion of the merger. Mr. Fargnoli is entitled to receive a deal bonus of $50,000 upon completion of the merger and Mr. Sweetser will be entitled to receive a deal bonus of $150,000 upon completion of the merger.

  . Mr. Badavas and Mr. O'Brien, both members of the special committee, hold options that will become fully exercisable 20 days before completion of the merger and will be terminated immediately thereafter. At the time of the merger, Mr. Badavas and Mr. O'Brien will each receive a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $2.00 is greater than the per share exercise of the options. Mr. Badavas and Mr. O'Brien will each receive a cash payment of $86,202 for their respective options. Mr. Badavas and Mr. O'Brien each hold options to purchase 135,472 shares of common stock with a per share exercise price less than $2.00 per share with a weighted average exercise price of $1.36 per share.

  . Mr. Badavas and Mr. O'Brien will each receive a fee of up to $50,000 for their service on the special committee.

  . All rights to indemnification of individuals who were directors and officers of Renaissance, as provided in Renaissance's bylaws and corporate charter, with respect to acts and omissions occurring prior to the closing will survive the closing until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the closing of the merger, and subject to the terms and conditions described in the merger agreement Aquent will maintain in effect a policy of directors' and officers' liability insurance comparable to Renaissance's existing policy, for the benefit of the directors and officers of Renaissance for acts and omissions occurring prior to the closing. In addition, Renaissance has entered into individual indemnification agreements with each of Messrs. Badavas and O'Brien providing indemnification to the maximum extent permitted under Massachusetts law.

Material Federal Income Tax Consequences

   The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of common stock in light of the stockholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders who are not citizens or residents of the United States, stockholders whose functional currency is not the U.S. dollar, stockholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations or trusts, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the federal income tax consequences to holders of options to acquire Renaissance common stock. This discussion assumes that holders of Renaissance common stock hold their shares as capital assets within the meaning of the Code. No party to the merger will seek a ruling from the Internal Revenue Service with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

   We intend this discussion to provide only a general summary of the material federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor to determine the U.S. federal, state, local or foreign income or other tax consequences resulting from the merger, in light of your individual circumstances.

   The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. A stockholder who receives cash in exchange for shares pursuant to the merger will generally recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis for the shares surrendered for cash pursuant to the merger. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the merger.

   Capital gains recognized by non-corporate taxpayers from the sale of common stock held more than one year will generally be subject to U.S. federal income tax at a rate not to exceed 20%. Capital gains recognized by non-corporate taxpayers from the sale of common stock held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income, and unused losses may be carried forward to subsequent tax years.

   If a stockholder owns Aquent common stock either actually or constructively under certain attribution rules of the Code immediately after the merger, it is possible that such holder could be treated as receiving a dividend taxable as ordinary income as a result of the merger. Because the relevant attribution rules are complex, each stockholder who believes these rules may apply should contact his or her own tax advisor.

   The receipt of cash, if any, pursuant to the exercise by a holder of shares of common stock of appraisal rights under the General Laws of Massachusetts, will be a taxable transaction. We encourage any holder of shares of common stock considering the exercise of any appraisal rights to consult a tax advisor to determine the tax consequence of exercising such appraisal rights.

   Certain non-corporate holders of shares of common stock will be subject to backup withholding at a rate of 30.5% on cash payments received pursuant to the merger unless the holder provides certain certifications required by the Internal Revenue Service. Backup withholding will not apply to a holder of shares of common stock who furnishes a taxpayer identification number, or TIN, and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

Regulatory Matters

   Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated under it by the Federal Trade Commission, the merger cannot be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Renaissance and Aquent filed all required notification and report forms under the Hart-Scott-Rodino Act and have received early termination of the applicable waiting period.

                              THE MERGER AGREEMENT

   The following is a summary of the material terms of the merger agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement, which is attached as Annex A and incorporated by reference.

   The merger agreement provides that, after all of the conditions to the merger agreement have been satisfied or waived, JetElectro Acquisition will be merged with and into Renaissance, after which Renaissance will be the surviving corporation, as a privately held, wholly-owned subsidiary of Aquent. The merger agreement will become effective at the time the applicable articles of merger are filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, or at such other time as may be agreed upon by the parties.

Merger Consideration

   At the effective time of the merger agreement, each issued and outstanding share of Renaissance common stock, other than shares owned by Aquent or JetElectro Acquisition, treasury shares owned by Renaissance itself or by any subsidiary of Renaissance, and shares held by stockholders who are entitled to demand and have properly exercised dissenters' appraisal rights, will be converted into the right to receive $2.00 in cash, upon the surrender of the certificate representing such share. No interest will be paid on the merger consideration of $2.00.

Option Awards

   If the merger is completed, outstanding options to purchase Renaissance common stock will either be terminated or converted into the right to receive, subject to vesting requirements, upon exercise of the stock option, a cash payment equal to the product of (1) the number shares underlying the option and
(2) the amount by which $2.00 is greater than the per share exercise price of the option.

The Surviving Corporation

   Renaissance will be the surviving corporation in the merger. Following the merger, Renaissance will no longer be a publicly traded company but will be a privately held, wholly-owned subsidiary of Aquent.

Representations and Warranties

   Renaissance, Aquent and JetElectro Acquisition make a number of reciprocal representations and warranties as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, filings with governmental entities and financial advisors' fees. Representations and warranties made solely by Renaissance relate to the following items: ownership of subsidiaries, capitalization of Renaissance, inapplicability of state takeover statutes, filing of and disclosure in required SEC filings (including financial statements' compliance with generally accepted accounting principles), absence of undisclosed material liabilities, absence of certain changes, filing of tax returns and payment of taxes, employee benefit plans, pending or threatened litigation, compliance with applicable laws, intellectual property, real property leases and stock option and stock purchase plans.

   Many of these representations and warranties will not be considered breached unless the breach of the representation or warranty has a material adverse effect on Renaissance. For purposes of the merger agreement, a "material adverse effect" is any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition, or results of operations of Renaissance and its subsidiaries, or that materially and adversely affects the ability of Renaissance to perform its obligations under the merger agreement and complete the merger, provided that none of the following factors will be deemed in themselves, either alone or in combination, to constitute, a material adverse effect and none of the following shall be considered in determining whether there has been a material adverse effect:

  . any change in the market price or trading volume of Renaissance common stock;

  . any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any cancellations or delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships or loss of employees);

  . any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Renaissance participates, the U.S. economy as a whole or foreign economies in any locations where Renaissance or any of its subsidiaries has material operations or sales which does not have a disproportionate effect on Renaissance and its subsidiaries;

  . any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or taking any actions required by, the merger agreement; or

  . any adverse change, effect, event, occurrence, state of facts or development arising from any action taken by Aquent, JetElectro Acquisition or any of their respective directors, officers, employees, agents or affiliates.

   The representations and warranties in the merger agreement do not survive the completion of the merger.

Conduct of Renaissance Business

   Renaissance has agreed to conduct its operations according to its regular and ordinary course of business, consistent with past practice. Renaissance has agreed to use reasonable efforts to preserve its business organization, relationships with employees, customer, suppliers and others.

   Subject to certain exceptions, Renaissance has agreed not to, without the consent of Aquent (which consent may not be unreasonably withheld in some cases):

  .  declare or pay any dividend;

  .  repurchase or issue shares of capital stock;

  .  split, combine or reclassify its capital stock;

  .  amend Renaissance's articles of organization or by-laws;

  .  acquire another business or company or make certain investments;

  . sell, lease, license or otherwise dispose of or encumber any material assets or property except in the ordinary course of business;

  . adopt new compensation and benefit plans, or amend or modify any compensation and benefit plan;

  . forgive any indebtedness of any employee of Renaissance in excess of $25,000;

  .  change accounting methods, principles or practices;

  . make capital expenditures in excess of $300,000 in the aggregate in any three-month period;

  .  incur indebtedness or make loans;

  . pay or discharge any claims, liabilities or obligations in excess of $100,000 individually or $1,000,000 in the aggregate other than in the ordinary course of business;

  . increase the compensation of any current or former director or executive officer outside the ordinary course of business or materially modify the terms of any employment agreement;

  .  enter into significant new commitments with respect to leases;

  . enter into, terminate or breach in any material respect any contract filed (or that would be required to be filed) in any Renaissance SEC filing;

  . commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $100,000 or relating to the merger or, in connection with a settlement, agree to any restrictions on operations;

  . elect or appoint new directors or officers for Renaissance or its subsidiaries;

  . take actions that would reasonably be expected to result in an inability to satisfy the closing condition with respect to continued accuracy of representations and warranties;

  .  liquidate, dissolve or effect a recapitalization or reorganization;

  .  settle any demand with respect to dissenting shares;

  . invest funds in debt securities or other investments maturing more than 60 days after the date of investment;

  . make any material tax elections or settle any tax liabilities or refunds; or

  .  enter into an agreement to do any of the foregoing.

Acquisition Proposals

   Renaissance may, in response to an unsolicited superior proposal, and subject to the satisfaction of certain conditions, furnish information to and participate in discussions with an individual or entity making such acquisition proposal if the board of directors or special committee determines in good faith, after consultation with its outside counsel, that to do so is necessary to act in a manner consistent with its fiduciary duties. Renaissance must notify Aquent within one business day of any acquisition proposal in response to which Renaissance is providing or intends to provide the proponent with access to nonpublic information concerning Renaissance or is commencing or intends to commence negotiations. In the event that Renaissance provides a proposing individual or entity with access to information regarding Renaissance, such individual or entity must first execute an appropriate confidentiality agreement.

   The merger agreement defines "superior proposal" as an acquisition proposal that the board of directors or special committee determines in good faith is reasonably likely to be consummated, taking into account the identity of the proponent and all legal, financial and regulatory aspects of the proposal, and believes in good faith (after consultation with and based upon advice of its outside financial advisor) would, if consummated, provide greater value to Renaissance stockholders than the transactions contemplated by the merger agreement.

   The merger agreement defines "acquisition proposal" as an inquiry, proposal or offer relating to any of the following:

  . any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Renaissance or any of its subsidiaries or 15% or more of any class of equity securities of Renaissance or any of its subsidiaries;

  . any tender offer or exchange offer that would result in any person beneficially owning 15% or more of any class of equity securities of Renaissance or any of its subsidiaries; or

  . any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution or similar transactions involving Renaissance or any subsidiary of Renaissance;

in each case, other than the merger contemplated by the merger agreement.

Proxy Material

   Renaissance and Aquent agree that no information supplied by each to be included in this proxy statement or any other filing with the SEC required to complete the merger, including any amendment to the filings will, at the time of mailing to stockholders or the meeting of stockholders contain any untrue statement of a material fact or omit to state any material fact required, or necessary to make any statements therein not misleading.

Filings; Other Actions; Notification

   Renaissance and Aquent have agreed to use commercially reasonable efforts to complete all necessary actions under the merger agreement to effect the merger, including obtaining all necessary waivers and consents to effect any necessary registrations and filings.

Access to Information

   Renaissance has agreed that it will give Aquent reasonable access to the books and records and other information concerning the business of Renaissance.

Publicity; Communications

   Renaissance, Aquent and JetElectro Acquisition have agreed that they will not issue, without the approval of the other parties, any press release or other public announcement with respect to the merger agreement or the merger, except as and to the extent that it is required by applicable law. Renaissance and Aquent have agreed to consult with each other before issuing any press release or making any public announcement with respect to the merger agreement and the merger.

Expenses

   Renaissance is responsible for the costs and expenses, including filing fees and printing and mailing costs, arising from the preparation, filing and mailing of the proxy statement filed with the SEC in connection with the merger. Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the related transactions, including the merger will be paid by the party incurring such expense.

Benefit Plans

   Renaissance has agreed, if requested by Aquent, to take all corporate action reasonably requested to terminate any 401(k) or pension plan maintained by the company and to take all corporate action reasonably requested under Renaissance's option plans to cause the options issued thereunder to, at the time of the merger, either be terminated or converted, upon exercise, into the right to receive a cash payment equal to the product of (1) the number of shares underlying the options and (2) the amount by which $2.00 is greater than the per share exercise price of the options.

Indemnification; Directors' and Officers' Insurance

   All rights to indemnification of individuals who were directors and officers of Renaissance, as provided in Renaissance's bylaws and corporate charter, with respect to acts and omissions occurring prior to the closing will survive the closing until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the closing of the merger and subject to the terms and conditions described in the merger agreement, Aquent will maintain in effect a policy of directors' and officers' liability insurance comparable to Renaissance's existing policy, for the benefit of the directors and officers of Renaissance for acts and omissions occurring prior to the closing, provided that Renaissance will not be obligated to pay annual premiums in excess of 200% of current annual premium levels.

Principal Conditions to the Completion of the Merger Agreement

   Each party's obligation to complete the merger is subject to the satisfaction of the following conditions:

  . the merger agreement and the merger shall have been approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of common stock entitled to vote thereon in accordance with the General Laws of Massachusetts and the corporate charter of Renaissance;

  . absence of legal restraint or prohibition preventing the completion of the merger;

  . the expiration or early termination of the waiting period under the Hart- Scott-Rodino Antitrust Improvements Act of 1976;

  . the representations and warranties of each party must be true and correct in all material respects on the date of the closing; and

  . each party shall have performed in all material respects the obligations required under the merger agreement to be performed by it prior to the date of closing.

   Aquent's obligation to complete the merger is also subject to satisfaction of the following conditions:

  . absence of any change in business, assets, financial condition or results of operations of Renaissance or any of its subsidiaries which has had or is reasonably likely to have a material adverse effect; and

  . the financing described in and contemplated by the debt commitment letter from CIT Group/Business Credit or a substitute financing shall have been consummated.

   The debt commitment from CIT Group/Business Credit is itself subject to a number of conditions being satisfied, including:

  . Aquent achieving (1) gross revenues for the seven-month period ending with the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $70.39 million and (2) a net worth as of the last day of the last full calendar month prior to the closing of the merger for which financial statements of Aquent are reasonably available of not less than approximately $25.35 million;

  .  The completion of the merger on or before December 31, 2001; and

  .  Other customary conditions.

Termination

   The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger agreement:

  .  by mutual written consent of the parties;

  . by either party if (1) the merger has not been completed on or before February 28, 2002 or (2) the completion of the merger is legally prohibited by final and non-appealable order or by law or (3) the stockholders of Renaissance fail to approve the merger at the special stockholder meeting convened to consider and vote upon the merger or (4) the CIT Group/Business Credit indicate that they are not willing to consummate the financing contemplated by the commitment letter and despite commercially reasonable efforts of Aquent and JetElectro Acquisition to secure substitute financing, substitute financing is not obtained within 30 days;

  . by Renaissance, if (1) the representations and warranties or covenants of Aquent and JetElectro Acquisition contained in the merger agreement are not true and correct in all material respects and such misrepresentation cannot be or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Renaissance) or (2) there has been a material breach by Aquent or JetElectro Acquisition of any covenant set forth in the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Renaissance) or (3) the board of directors or special committee elects to enter into a definitive agreement with respect to a superior proposal; or

  . by Aquent, if (1) the representations and warranties or covenants of Renaissance contained in the merger agreement are not true and correct in all material respects and such misrepresentation cannot be or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Aquent) or (2) there has been a material breach by Renaissance of the non-solicitation / no-shop covenant set forth in
     Section 5.02 of the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Aquent) or (3) there has been a material breach by Renaissance of any of its other covenants set forth in the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Aquent) or (4) the board of directors or special committee withdraws or modifies, or publicly resolves to withdraw or modify, in a manner adverse to Aquent or JetElectro Acquisition, its approval or recommendation of the merger agreement or the merger or fails to recommend to Renaissance stockholders that they approve the merger, or publicly approves or recommends an alternative acquisition proposal, or (5) the board of directors or special committee fails to reconfirm its recommendation of the merger agreement or the merger or fails publicly to announce that it is not recommending any alternative acquisition proposal, in each case, if requested to do so by Aquent.

   If the merger agreement is terminated and abandoned, the merger agreement will be void and neither Renaissance nor Aquent will have any liability other than obligations to pay any break-up fee, if applicable, as described below, provided, however, no such termination will relieve any party of any liability or damages resulting from any breach of representation, warranty or covenant in the merger agreement prior to such termination.

Break-Up Fee

   Renaissance must pay Aquent a fee of $3,000,000 if the merger agreement is terminated under any of the following conditions:

  . either Renaissance or Aquent terminates the merger agreement because the merger has not been completed by December 31, 2001 and (1) at the time of the termination, there is an alternative acquisition proposal that has been publicly announced and has not been withdrawn and (2) within six months of the termination Renaissance enters into a definitive agreement with respect to any alternative acquisition proposal;

  . either Renaissance or Aquent terminates the merger agreement because the stockholders of Renaissance fail to approve the merger at the special stockholder meeting convened to consider and vote upon the merger and
     (1) at the time of the special meeting, there is an alternative acquisition proposal that has been publicly announced and has not been withdrawn and (2) within six months of the special meeting, Renaissance enters into a definitive agreement with respect to any alternative acquisition proposal;

  . Aquent terminates the merger agreement because (1) the representations and warranties or covenants of Renaissance contained in the merger agreement are not true and correct in all material respects and such misrepresentation cannot be or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Aquent), (2) there has been a material breach by Renaissance of the non-solicitation/no-shop covenants set forth in Section 5.02 of the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Aquent), (3) there has been a material breach by Renaissance of any of its other covenants set forth in the merger agreement, and such breach cannot be cured or has not been cured within 30 days of notice of such breach (or such longer period as may be approved by Aquent), (4) the board of directors or special committee withdraws or modifies, or publicly resolves to withdraw or modify, in a manner adverse to Aquent or JetElectro Acquisition, its approval or recommendation of the merger agreement or the merger or fails to recommend to Renaissance stockholders that they approve the merger, or publicly approves or recommends an alternative acquisition proposal, or
     (5) the board of directors or special committee fails to reconfirm its recommendation of the merger agreement or the merger or fails publicly to announce that it is not recommending any alternative acquisition proposal, in each case, if requested to do so by Aquent; or

  . Renaissance terminates the merger agreement because the board of directors or special committee elects to cause Renaissance to enter into a definitive agreement with respect to an unsolicited superior proposal;

Amendment; Waiver of Conditions

   The merger agreement may be amended by mutual written consent of the parties, and the conditions to each of the parties' obligations to consummate the merger may be waived by such party.

Accounting Treatment

   The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles, whereby the value of the consideration paid in the merger will be allocated based upon the estimated fair values of the assets acquired and liabilities assumed at the effective date of the merger.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information about the beneficial ownership of Renaissance common stock as of October 31, 2001 by (i) each person who is known to us to beneficially own more than 5% of our outstanding common stock, (ii) the chief executive officer and each of our four most highly paid executive officers who were serving as executive officers at the end of the last fiscal year plus no more than two former highly paid executive officers who were not serving as executive officers at the end of the last fiscal year, (iii) each director of Renaissance, and (iv) all current executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power over the shares of common stock listed as beneficially owned.


                                                        Shares    Percentage of
Names of Directors, Named Executive Officers and 5%  Beneficially  Outstanding
Stockholders                                           Owned(1)      Shares
---------------------------------------------------  ------------ -------------
G. Drew Conway(2)(3)...............................   12,230,545      22.97%
Robert P. Badavas(4)...............................      168,829          *
Paul C. O'Brien(4).................................      231,829          *
Joseph F. Pesce(5).................................      589,899          *
Christopher D. T. Guiffre(6).......................      212,681          *
Raye L. LaPlante(7)................................          --           *
Edward H. Longo, Jr.(8)............................       41,750          *
State of Wisconsin Investment Board(9).............    5,820,000      10.93%
Mellon Financial Corporation(10)...................    3,364,240       6.32%
S Squared Technology Group(11).....................    3,062,000       5.75%
MFS Investment Management(12)......................    2,903,972       5.45%
Dimensional Fund Advisors Inc.(13).................    2,758,500       5.18%
Aquent, Inc.(14)...................................    3,471,000        6.5%
All directors and executive officers (five
 persons)(15)......................................   12,653,592      23.76%

--------
  *  Less than one percent
 (1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for determining the share ownership and percentage of outstanding shares of the person holding such options, but are not deemed outstanding for determining the percentage of any other person.
 (2) Mr. Conway's address is c/o Renaissance Worldwide, 52 Second Avenue, Waltham, MA 02451.
 (3) Includes 514,475 shares of common stock held by the Conway Family Foundation and five trusts for the benefit of Mr. Conway's five children, as to which Mr. Conway disclaims beneficial ownership.
 (4) Includes 183,829 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days.

 (5) Based on information as of July 12, 2001, which includes 575,000 shares of common stock issuable upon the exercise of options exercisable as of such date or within 60 days thereafter. Mr. Pesce's employment as an executive officer terminated in July, 2001.

 (6) Based on information as of July 12, 2001, which includes 195,500 shares of common stock issuable upon the exercise of options exercisable as of such date or within 60 days thereafter. Mr. Guiffre's employment as an executive officer terminated in July, 2001.
 (7) Based on information as of March 1, 2001 provided to Renaissance in connection with its proxy statement for its annual meeting. Mr. LaPlante's employment as an executive officer terminated in February, 2001.
 (8) Based on information as of March 1, 2001 provided to Renaissance in connection with its proxy statement for its annual meeting. Mr. Longo's employment as an executive officer terminated in September, 2000.

 (9) The information reported is based on a Schedule 13G, dated February 9, 2001, filed with the SEC by the State of Wisconsin Investment Board ("SWIB"). SWIB is a public pension fund, in which capacity it has sole voting power and sole dispositive power with respect to 5,820,000 shares. SWIB's address is P.O. Box 7842, Madison, WI 53707.
(10) The information reported is based on a Schedule 13G, dated January 22, 2001, filed with the SEC by Mellon Financial Corporation ("Mellon"). Mellon is a parent holding company, in which capacity it or its direct or indirect subsidiaries have sole voting power with respect to 3,303,540 shares and sole dispositive power with respect to 3,364,240 shares. Mellon's address is c/o Mellon Financial Corporation, One Mellon Center, Pittsburgh, PA 15258.
(11) The information reported is based on a Schedule 13G, dated February 14, 2001, filed with the SEC by S Squared Technology Corp. ("S Squared"). S Squared is a registered investment adviser, in which capacity it has sole voting power and sole dispositive power with respect to 3,062,000 shares. S Squared's address is 515 Madison Avenue, New York, NY 10022.
(12) The information reported is based on a Schedule 13G, dated February 12, 2001, filed with the SEC by Massachusetts Financial Services Company ("MFS"). MFS is a registered investment adviser, in which capacity it has sole voting power with respect to 2,741,931 shares and sole dispositive power with respect to 2,903,972 shares. MFS's address is 500 Boylston Street, Boston, MA 02116.
(13) The information reported is based on a Schedule 13F, dated as of December 31, 2000, filed with the SEC by Dimensional Fund Advisors, Inc. ("Dimensional") and information provided to Renaissance by Dimensional. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts (These investment companies and investment vehicles are the "Portfolios"). In its role as an investment advisor and investment manager, Dimensional possessed both investment and voting power over 2,758,500 shares as of December 31, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(14)  Based on information as of November 1, 2001 provided by Aquent.


(15) Includes 345,658 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days, none of which are currently in-the-money, but does not include 50,000 shares issuable upon the exercise of options that will become exercisable on the earlier to occur of May 3, 2002 or a change of control such as the change of control contemplated by the merger, all of which are currently in-the-money.


   None of the directors or executive officers listed above was, during the past five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was, during the past five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                               DISSENTERS' RIGHTS

   Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws, which we call the Massachusetts appraisal statute, entitle any holder of Renaissance stock, who files a written objection to the proposal to approve the merger and merger agreement before the vote at the special meeting and does not vote in favor of that proposal, to demand in writing that Renaissance pay that holder, in cash, the fair value of such shares exclusive of any element of value arising from the expectation or accomplishment of the merger. Renaissance stockholders who follow the procedures set out in the Massachusetts appraisal statute for any of their Renaissance shares will be entitled to have a court appraise those shares and receive that fair value, together with interest, if the merger closes.

   The following is a summary of certain features of the Massachusetts appraisal statute. It is qualified by reference to the full text of the statute, a copy of which is attached as Annex C to this proxy statement.

   A stockholder who intends to exercise appraisal rights must deliver to Renaissance, before the vote of Renaissance stockholders on the merger and merger agreement, a written objection to the merger and merger agreement, stating that the stockholder intends to demand payment for shares held by the stockholder if the merger closes. The written objection should be addressed to Renaissance Worldwide, Inc., 52 Second Avenue, Waltham, Massachusetts 02451,
Attention: Clerk. A vote against the merger proposal, not coupled with a timely written objection, will not serve to perfect appraisal rights. The written objection must be in addition to and separate from any proxy or vote against the proposal.

   Renaissance stockholders should execute any demand for appraisal in the stockholder's name as it appears on the stockholders' stock certificates. If the stockholder owns shares in a fiduciary capacity, such as a trustee, guardian or custodian, the stockholder should execute the demand in that capacity. If more than one person owns the shares (for example, a joint tenancy or tenancy in common), all the joint owners should execute the demand.

   A record holder, such as a broker who holds shares of Renaissance common stock as a nominee for beneficial owners, must exercise appraisal rights on behalf of those beneficial owners. Any person having a beneficial interest in any Renaissance shares held of record in the name of another person (for example, a broker or nominee) must act promptly to cause the record holder to take the steps summarized here, in a timely manner, in order to perfect the beneficial owner's appraisal rights. The written demand should set forth the number of shares covered by the demand. Unless a demand specifies a lesser number of shares, Renaissance will treat the demand as applying to all the shares held in the name of the record holder.

   Stockholders who wish to exercise appraisal rights may not vote in favor of the proposal to approve the merger and merger agreement. A stockholder who votes in favor of that proposal will not be entitled to exercise appraisal rights. The submission of a signed blank proxy card will serve to waive appraisal rights. However, failure to return a proxy card or vote (or abstaining from voting) will not waive appraisal rights.

   Within ten days after the merger closes, Renaissance will notify each record holder of shares of Renaissance stock who has purported to comply with the Massachusetts appraisal statute and whose shares were not voted in favor of the merger and the merger agreement that the merger closed. That notice will not be deemed to confer any rights to demand payment for the stockholder's stock. In other words, if the Renaissance stockholder has not properly objected to the merger and merger agreement and has not voted against the merger, the Renaissance stockholder cannot demand payment, regardless of notice. Renaissance or its agent will send the notice by registered or certified mail, addressed to the stockholder at the stockholder's last known address as it appears on the records of Renaissance transfer agent immediately before the merger. Within 20 days after that notice is mailed, the Renaissance stockholder must demand payment for his or her stock in writing. Failure to make such a demand, within that period, will serve to waive appraisal rights.

   Once a Renaissance stockholder submits a demand for appraisal, the stockholder may withdraw the demand only with Renaissance's approval. If the demand is effectively withdrawn, then, absent an agreement between the stockholder and Renaissance to the contrary, the stockholder would receive the cash payable to stockholders who did not exercise appraisal rights.

   A Renaissance stockholder who perfects appraisal rights by complying with the above requirements and reaches agreement with Renaissance on the fair value of the stockholder's shares will receive that value, with interest, by check within 30 days of the demand. If the stockholder and Renaissance do not reach agreement on fair value within 30 days after the end of the 20-day period during which stockholders must make their demands for payment, either Renaissance or the stockholder may bring an action, within four months after the end of those 30 days, to have the fair value determined through judicial proceedings in Massachusetts Superior Court. Neither Renaissance nor Aquent will have any obligation, and currently do not have any intention, to elect to cause the fair value of the shares of dissenting stockholders to be determined through judicial proceedings.

   Although Massachusetts courts have broad discretion in determining the fair value of stock of dissenting stockholders, they generally have used a weighted average of the market, earnings and asset values for the stock. The Massachusetts Supreme Judicial Court has held that this method is an appropriate, but not required, method for determining the fair value of stock of dissenting stockholders. The trial judge may determine the appropriate valuation method to apply. The Massachusetts appraisal statute requires that Renaissance pay a fair rate of interest on any award determined by the court. The value of the shares, however determined, shall be determined as of the day preceding the date of the vote and exclusive of any value as a result of the merger. Interest runs from the date the Renaissance board approved the merger.

   For federal income tax purposes, Renaissance stockholders who receive cash for their shares of Renaissance stock after exercising appraisal rights will recognize taxable gain or loss. See "Material Federal Income Tax Consequences."

                 BUSINESS COMBINATIONS WITH INTERESTED PARTIES

State Anti-Takeover Laws

   There are provisions of Massachusetts law that may be deemed to have an anti-takeover effect. These provisions are designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with Renaissance to negotiate with the board of directors for the fair and equitable treatment of all stockholders.

   Under Massachusetts law, no Massachusetts corporation shall engage in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, except in certain circumstances. "Business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. "Interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own 5% or more of the corporation's voting stock. A Massachusetts corporation may elect not to be governed by these restrictions. Renaissance has not so elected. Aquent has indicated that it may, from time to time, purchase additional shares of Renaissance common stock, which may result in it becoming an "interested stockholder" under Massachusetts law. Renaissance's board of directors has approved such purchases and therefore the prohibition against engaging in "business combinations" with "interested stockholders" will not apply to Aquent.

Preemptive Rights

   Under Massachusetts law, stockholders do not have any pre-emptive rights unless they are provided in the corporation's articles of organization, in bylaw provisions adopted by stockholders or are otherwise granted pursuant to an agreement. Neither Renaissance's articles of organization nor bylaws, nor any agreement to which Renaissance is a party, provides for preemptive rights.

                      WHERE YOU CAN FIND MORE INFORMATION

   Renaissance files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Renaissance files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Renaissance, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   You should rely only on the information contained in this proxy statement to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement is dated November 8, 2001. You should not assume that the information in it is accurate as of any date other than that date, and its mailing to stockholders shall not create any implication to the contrary.

                    INFORMATION ABOUT STOCKHOLDER PROPOSALS

   Any stockholder wishing to include a proposal in our proxy statement for the Annual Meeting of Stockholders in 2002 must submit it to us no later than November 28, 2001. If a stockholder wishes to present a proposal before the Annual Meeting of Stockholders in 2002, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must also give written notice to the clerk at our principal executive offices no later than March 4, 2002 and no earlier than February 2, 2002; provided, however, that if the Annual Meeting of Stockholders in 2002 is more than 30 days before or more than 60 days after May 3, 2001, the first anniversary of the Annual Meeting of Stockholders in 2001, the notice must be received no earlier than the close of business on the 90th day prior to the meeting and no later than the close of business on the later of (i) the 60th day prior to the meeting and
(ii) the 10th day following public announcement of the meeting.


                                          By Order of the Board of Directors,

                                          G. Drew Conway
                                          Chief Executive Officer

November 8, 2001


   The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will facilitate arrangements for the meeting. Your cooperation is appreciated.

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--------------------------------------------------------------------------------

                                                                         Annex A




                          AGREEMENT AND PLAN OF MERGER

                          Dated as of October 5, 2001,

                                     among

                                 AQUENT, INC.,

                          JETELECTRO ACQUISITION CORP.

                                      and

                          RENAISSANCE WORLDWIDE, INC.





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                ARTICLE I

 The Merger..............................................................   1
    Section 1.01. The Merger............................................    1
    Section 1.02. Closing...............................................    1
    Section 1.03. Effective Time........................................    1
    Section 1.04. Effects...............................................    1
    Section 1.05. Articles of Organization and By-laws..................    2
    Section 1.06. Directors.............................................    2
    Section 1.07. Officers..............................................    2

                                ARTICLE II

 Effect on the Capital Stock of the Constituent Corporations; Exchange of
  Certificates...........................................................   2
    Section 2.01. Effect on Capital Stock...............................    2
    Section 2.02. Exchange of Certificates..............................    3

                               ARTICLE III

 Representations and Warranties of the Company...........................   5
    Section 3.01. Organization, Standing and Power......................    5
    Section 3.02. Company Subsidiaries..................................    5
    Section 3.03. Capital Structure.....................................    5
    Section 3.04. Authority; Execution and Delivery; Enforceability.....    6
    Section 3.05. No Conflicts: Consents................................    7
                         SEC Documents; Undisclosed Liabilities; Certain
    Section 3.06. Agreements............................................    8
    Section 3.07. Information Supplied..................................    9
    Section 3.08. Absence of Certain Changes or Events..................    9
    Section 3.09. Taxes.................................................   10
    Section 3.10. ERISA Compliance......................................   10
    Section 3.11. Litigation............................................   12
    Section 3.12. Compliance with Applicable Laws.......................   12
    Section 3.13. Intellectual Property.................................   12
    Section 3.14. Brokers; Fees and Expenses............................   13
    Section 3.15. Opinion of Financial Advisor..........................   13
    Section 3.16. Stock Options and Employee Stock Purchase Plan........   13
    Section 3.17. Accounts Receivable...................................   13
    Section 3.18. Properties............................................   13
    Section 3.19. Government Contracts..................................   13
    Section 3.20. Books and Records.....................................   13

                                ARTICLE IV

 Representations and Warranties of Parent and Sub........................  14
    Section 4.01. Organization, Standing and Power......................   14
    Section 4.02. Sub...................................................   14
    Section 4.03. Authority; Execution and Delivery; Enforceability.....   14
    Section 4.04. No Conflicts; Consents................................   14
    Section 4.05. Information Supplied..................................   15
    Section 4.06. Brokers...............................................   15
    Section 4.07. Financial Ability to Perform..........................   15

                                 ARTICLE V

 Covenants Relating to Conduct of Business................................  15
    Section 5.01. Conduct of Business....................................   15
    Section 5.02. No Solicitation by Company.............................   18

                                ARTICLE VI

 Additional Agreements....................................................  19
    Section 6.01. Preparation of Proxy Statement; Stockholders Meeting...   19
    Section 6.02. Access to Information; Confidentiality.................   20
    Section 6.03. Reasonable Efforts; Notification.......................   20
    Section 6.04. Benefit Plans..........................................   21
    Section 6.05. Indemnification; D&O Insurance, etc....................   21
    Section 6.06. Fees and Expenses......................................   22
    Section 6.07. Public Announcements...................................   23
    Section 6.08. Actions Respecting Commitment Letters; Financing.......   23
    Section 6.09. Rights Agreement.......................................   24
    Section 6.10. Stockholder Litigation.................................   24
    Section 6.11. Lease Termination......................................   24

                                ARTICLE VII

 Conditions Precedent.....................................................  24
    Section 7.01. Conditions to Each Party's Obligation To Effect The
                  Merger.................................................   24
    Section 7.02. Conditions Precedent to Parent's and Sub's
                  Obligations............................................   25
    Section 7.03. Conditions to Obligation of Company....................   25

                               ARTICLE VIII

 Termination, Amendment and Waiver........................................  26
    Section 8.01. Termination............................................   26
    Section 8.02. Procedure and Effect of Termination....................   27
    Section 8.03. Amendment..............................................   27
    Section 8.04. Extension; Waiver......................................   27
    Section 8.05. Procedure for Termination, Amendment, Extension or
                  Waiver.................................................   27

                                ARTICLE IX

 General Provisions.......................................................  27
    Section 9.01. Nonsurvival of Representations and Warranties..........   27
    Section 9.02. Notices................................................   28
    Section 9.03. Definitions............................................   28
    Section 9.04. Definitions Cross Reference Table......................   29
    Section 9.05. Interpretation.........................................   30
    Section 9.06. Severability...........................................   31
    Section 9.07. Counterparts...........................................   31
    Section 9.08. Entire Agreement; No Third-Party Beneficiaries.........   31
    Section 9.09. Governing Law..........................................   31
    Section 9.10. Assignment.............................................   31
    Section 9.11. Enforcement............................................   31
    Section 9.12. Consents...............................................   31
    Section 9.13. Headings...............................................   32
    Section 9.14. Parent Guarantee.......................................   32

Exhibit A--Articles of Organization of Surviving Corporation
Company Disclosure Schedule
Buyer Disclosure Schedule
Schedule 5.01(a)(ix)--Prohibited Capital Expenditures
Schedule 6.08--Permitted Actions of Parent

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 5, 2001, among Aquent, Inc., a Massachusetts corporation ("Parent"), JetElectro Acquisition Corp., a Massachusetts corporation ("Sub") and a wholly owned Subsidiary (as defined in Section 9.03) of Parent, and Renaissance Worldwide, Inc., a Massachusetts corporation (the "Company").

   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

   WHEREAS a special committee of the Board of Directors of the Company comprised of the Company's independent directors (the "Special Committee") has unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

   WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby, subject to the exceptions set forth below, each issued share of Common Stock, no par value per share, of the Company ("Company Common Stock") shall be converted into the right to receive cash consideration as specified below;

   WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

   NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.01. The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Law (the "BCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Sub, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Sub. The name of the Surviving Corporation shall continue to be Renaissance Worldwide, Inc. and the purpose thereof shall be as set forth in Section 2 of the Articles of Organization of the Surviving Corporation.

   Section 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Hale and Dorr LLP in Waltham, MA at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the appropriate parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

   Section 1.03. Effective Time. Prior to the Closing, Parent shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of The Commonwealth of Massachusetts, articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

   Section 1.04. Effects. The Merger shall have the effects set forth in
Section 80 of the BCL.

   Section 1.05. Articles of Organization and By-laws.

     (a) The Articles of Organization of the Company shall be amended and restated at the Effective Time to read in the form of Exhibit A, and, as so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

     (b) Subject to Section 6.05, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

   Section 1.06. Directors. At the Closing, Parent shall designate the directors of the Surviving Corporation and such directors shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   Section 1.07. Officers. At the Closing, Parent shall designate the officers of the Surviving Corporation and such officers shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

    Effect on the Capital Stock of the Constituent Corporations; Exchange of
                                  Certificates

   Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become 5,000 fully paid and non-assessable shares of common stock, no par value per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned directly by the Company, any Subsidiary of the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $2.00 in cash, subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. The aggregate cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to as the "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

     (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Sections 86 through 97 of the BCL (the "Appraisal Provisions") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the Appraisal Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal

  Provisions, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of such certificate in accordance with the provisions of Section 2.02. Company shall give Parent (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawal of any such demand, and any other instrument served pursuant to the Appraisal Provisions and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for payment of fair market value under the Appraisal Provisions. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for payment of fair market value or offer to settle or settle any such demand, or agree to do any of the foregoing.

     (e) Company Stock Options. Parent and the Company agree that, in accordance with the provisions of the Company Stock Option Plans (as defined in Section 3.16), each outstanding option to purchase Company Common Stock under any Company Stock Option Plan shall either (i) be terminated as of the Effective Time or (ii) from and after the Effective Time entitle the holder thereof to receive, upon exercise in accordance with the terms thereof (including but not limited to any terms with respect to vesting), an amount in cash (less applicable withholding taxes) equal to the product of (x) the number of shares of Company Common Stock previously subject to such stock option multiplied by (y) the amount, if any, by which $2.00 (subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time) exceeds the per share exercise price of such stock option. Parent and Company further agree that each outstanding option to purchase the capital stock of GovConnect, Inc. pursuant to the GovConnect, Inc. 2000 Stock Incentive Plan shall be terminated as of the Effective Time in accordance with the provisions of the GovConnect, Inc. 2000 Stock Incentive Plan. In the event and to the extent that any Company Stock Option Plan permits or requires the Company Board (or any committee thereof) to exercise discretion with respect to outstanding stock options, the Company Board (or such committee, as the case may be) will exercise such discretion with the consent of Parent, which consent will not unreasonably be withheld.

     (f) Stockholder Loans. In the event that any stockholder of the Company has outstanding loans from the Company as of the Effective Time, the consideration payable to such stockholder, or his or its Affiliates, pursuant to this Section 2.01 shall, to the extent permitted by applicable law, be reduced by an amount equal to the outstanding principal plus accrued interest of such stockholder's loans as of the Effective Time.

   Section 2.02. Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to provide, or to enable and cause the Sub to provide, to the Paying Agent prior to the Effective Time cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.01(c), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under Section 2.01(c), and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five business days following such date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01,
  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and
  (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
  Article II.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
  Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b))), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (g) Withholdings. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.10(b)), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.

                                  ARTICLE III

                 Representations and Warranties of the Company

   Company represents and warrants to each of Parent and Sub that, except as indicated in the applicable section of the Disclosure Schedule furnished by Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") corresponding to the Sections and subsections set forth below:

   Section 3.01. Organization, Standing and Power. Each of the Company and each of its Subsidiaries (the "Company Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, and has made all filings, registrations and declarations, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, in each case other than such franchises, licenses, permits, authorizations, approvals, filings, registrations and declarations the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary except where the failure to so qualify has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of organization of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by- laws of the Company, as amended to the date of this Agreement (as so amended, the "Company By-laws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

   Section 3.02. Company Subsidiaries. The Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. All of the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever except for those pledges, liens, charges, mortgages, encumbrances and security interests that have not and would not reasonably be expected to have a Company Material Adverse Effect (collectively, "Liens").

   Section 3.03. Capital Structure.

     (a) The authorized capital stock of the Company consists of 99,000,000 shares of Company Common Stock and 99,000 shares of Series A Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). At the close of business on October 2, 2001: (i) 52,902,540 shares of Company Common Stock were issued and outstanding, (ii) 5,192,812 shares of Company Common Stock were held by the Company in its treasury, (iii) 4,128,909 shares of Company Common Stock were subject to outstanding options to purchase

  Company Common Stock (the "Company Stock Options"), (iv) 1,182,168 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan and (v) 99,000 shares of Series A Preferred Stock were reserved for issuance (but not issued or outstanding) in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of June 13, 2000 (as amended and in effect as of the date hereof, the "Company Rights Agreement"), between the Company and Fleet National Bank, as Rights Agent. Except as set forth above, at the close of business on October 2, 2001, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound;

     (b) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt");

     (c) Except as set forth above or referred to in Section 3.16, and except pursuant to the GovConnect, Inc. 2000 Stock Incentive Plan, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. The Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each Person who holds (x) an option to purchase Company Common Stock as of the date hereof with a per share exercise price less than or equal to $2.00 together with the number of shares of Company Common Stock subject to such option, the option price of such option, whether such option is intended to qualify as an ISO, the number of such options that are vested as of the date hereof (including whether and to what extent the vesting of such options shall be accelerated by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger) and the expiration date of such option, and (y) any other right, directly or indirectly, to acquire Company Common Stock at a price per share less than or equal to $2.00, together with the number of shares of Company Common Stock subject to such right. The Company Disclosure Schedule sets forth the total number of ISOs, nonqualified options and such other rights outstanding on the date hereof with a per share exercise price less than or equal to $2.00. All options issued pursuant to the Company Stock Option Plans shall be terminated or otherwise be cancelled at the Effective Time other than options issued pursuant to the Company's 1996 Stock Plan and 1998 Acquisition Stock Option Plan.

     (d) As of the date of this Agreement, there are not any outstanding contractual obligations of the Company, contingent or otherwise, or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. There are no issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right in favor of the Company. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

   Section 3.04. Authority; Execution and Delivery; Enforceability.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.04(c)) with respect to the Merger if required by Law (as defined in Section 3.05(a)), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation (subject to the Company Stockholder Approval with respect to the Merger if required by Law), enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (b) Each of the Board of Directors of Company (the "Company Board") and the Special Committee, in each case at a meeting duly called and held, duly and unanimously adopted votes (i) approving this Agreement and the Merger,
  (ii) determining that as of the date of this Agreement the terms of the Merger are fair to and in the best interests of Company and its stockholders, and (iii) as of the date of this Agreement recommending that Company's stockholders approve this Agreement. Such votes are sufficient to render inapplicable to Parent and Sub and this Agreement and the transactions contemplated hereby the provisions of Chapter 110C and Chapter 110F of the BCL and Section 6H of the Company's Articles of Organization, as amended (assuming the requirement that the terms of the Merger be furnished to shareholders is satisfied). No other Massachusetts takeover statute or similar statute or regulation, and to the Company's Knowledge no takeover statute or similar statute or regulation of any other state, applies or purports to apply to Company with respect to this Agreement or the transactions contemplated hereby.

     (c) In accordance with the provisions in Section 6I of the Company's Articles of Organization, as amended, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of not less than a majority of the outstanding Company Common Stock (the "Company Stockholder Approval").

     (d) The Company has terminated the Agreement and Plan of Merger dated as of June 21, 2001 among Registry Holding Company, Redwood Acquisition Corp. and the Company (the "June 21 Merger Agreement") in accordance with the provisions thereof and has in connection with such termination paid or become obligated to pay not more than $2,000,000 to Registry Holding Company, Inc. and up to $250,000 to G. Drew Conway.

   Section 3.05. No Conflicts: Consents.

     (a) Except as set forth in the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, or result in any grant of additional rights to any party under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign ("Judgment"), or statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign ("Law"), applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity") is required to be obtained or made by or with respect to Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the U.S. Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval of this Agreement by the Company's stockholders (the "Proxy Statement"), (iii) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (c) The Company and the Company Board have taken all action necessary to
  (i) render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and (ii) ensure that (A) neither Parent nor any of its stockholders, Affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Merger), (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Merger and (C) the Company Rights shall expire immediately prior to the Effective Time.

   Section 3.06. SEC Documents; Undisclosed Liabilities; Certain Agreements.

     (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 1999 (including without limitation the filing of exhibits thereto) (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (b) Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities or obligations incurred since the date of the most recent financial statements included in the Filed Company SEC Documents in the ordinary course of business consistent with prior practice or which, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse

  Effect. Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any indebtedness, obligations for deferred purchase price of property or services or earn out payment obligations, capitalized lease obligations, outstanding letters of credit or guarantees or other arrangements having the economic effect of a guarantee for any indebtedness of any other Person other than such indebtedness, obligations for deferred purchase price of property or services or earn out payment obligations, capitalized lease obligations, outstanding letters of credit or guarantees or other arrangements having the economic effect of a guarantee for any indebtedness of any other Person incurred since the date of the most recent consolidated financial statements filed with the SEC in the ordinary course of business consistent with past practice and which in the aggregate would not exceed $500,000.

     (c) Except as disclosed in the Filed Company SEC Documents, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

     (d) Other than pursuant to agreements relating to the disposition of assets by the Company or a Company Subsidiary, copies of which were made available to the Buyer, there is no non-competition or other similar agreement, commitment, judgment, injunction or order which the Company or any Subsidiary of the Company is a party or subject to that has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company as presently being conducted by it.

   Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub for inclusion or incorporation by reference therein.

   Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Schedule, from December 30, 2000 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

  (i) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

  (iii) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

  (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director or executive officer of the Company or any Company Subsidiary of any material increase in their compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents,
         (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any material increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (C) any entry by the Company or any Company Subsidiary into, or any material amendment of, any employment, severance or termination agreement with any such director or executive officer;

  (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

  (vi) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.

   Section 3.09. Taxes.

     (a) Each of the Company and each Company Subsidiary (for such periods as each Subsidiary was owned, directly or indirectly, by the Company) (i) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined in Section 3.09(d)) required to be filed by it (taking into account any extensions of time for filing such Tax Returns), (ii) has paid all Taxes (as defined in Section 3.09(d)) owed by it (whether or not shown on any Tax Returns) and (iii) has withheld or collected all taxes that the Company is or was required by law to withhold or collect, except where the failure to file Tax Returns, to pay Taxes or to withhold or collect taxes has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Company Subsidiary during a prior period) other than the Company or any Company Subsidiary, except where such liability has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income).

     (c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

     (d) For purposes of this Agreement:

   "Taxes" includes all forms of taxation imposed by any Federal, state, local, foreign or other Governmental Entity, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other Taxes of any kind, including all interest, penalties and additions thereto.

   "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

   Section 3.10. ERISA Compliance.

     (a) The Company Disclosure Schedule contains a list of all material "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), a stock bonus, stock purchase, stock option, restricted stock or similar equity-based plan, and any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, severance or fringe benefit plan or arrangement maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the

  Company or any Company Subsidiary (together, the "Company Benefit Plans"). The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, if any.

     (b) All Company Benefit Plans are in compliance in all material respects with applicable Law (including, where applicable, the Code and ERISA), except such noncompliance as has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Company Pension Plans are intended to be tax-qualified under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code") and, except as set forth in the Company Disclosure Schedule, the Company has no reason to believe that any of the Company Pension Plans are not so qualified under
  Section 401 (a) of the Code. There is no pending or, to the Knowledge of the Seller, threatened lawsuit, material claim or other material controversy relating to any Company Benefit Plan, other than claims for benefits in the normal course.

     (c) No Company Pension Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA or is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any Company Subsidiary has any actual or contingent liability under any defined benefit plan which it (or any Affiliate) previously maintained or contributed to (or was obligated to maintain or contribute to). None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA that would reasonably be expected to have a Company Material Adverse Effect.

     (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) all such Company Benefit Plans are unfunded and no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), and (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, except such noncompliance as would not reasonably be expected to have a Company Material Adverse Effect.

     (e) Each Company Benefit Plan is amendable and terminable in accordance with its terms and neither the Company nor any of the Company's Subsidiaries have made any promise, except as set forth in said Company Benefit Plans, that such plans may not be terminated. Except as set forth on Schedule 3.10(e), termination of any or all of the Company Benefit Plans will not result in costs to the Company that would reasonably be expected to have a Company Material Adverse Effect.

     (f) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any oral or written (i) agreement with any director, executive officer or employee of the Company or any Company Subsidiary (A) providing for any cash payments to any Person upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing for any cash severance payment to any Person after the termination of employment of such director, executive officer or employee (ii) agreement or plan binding the Company or any Company Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

     (g) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

   Section 3.11. Litigation. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of the Company, overtly threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor, as of the date of this Agreement, is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

   Section 3.12. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all, and has not received any written notices of violations with respect to any, applicable Laws, including those relating to immigration, occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

   Section 3.13. Intellectual Property.

     (a) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, the Company and the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and the Company Subsidiaries as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are not in violation of any licenses, sublicenses and other agreements as to which the Company and/or the Company Subsidiaries are a party and pursuant to which the Company and/or the Company Subsidiaries are authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Rights"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or the Company Subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or the Company Subsidiaries, are currently pending (or, to the Knowledge of the Company, are overtly threatened by any Person) against the Company.

     (c) To the Company's Knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or the Company Subsidiaries are valid and subsisting. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Schedule, to the Company's Knowledge, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or the Company Subsidiaries.

   Section 3.14. Brokers; Fees and Expenses.

     (a) No broker, investment banker, financial advisor or other Person, other than Adams, Harkness & Hill, Inc., financial advisor to the Special Committee, the fees and expenses of which will be paid by the Company, and SG Cowen Securities Corporation, former financial advisor to the Company, the fees and expenses of which will be paid by the Company under certain circumstances, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a complete and accurate copy of all agreements pursuant to which Adams, Harkness & Hill, Inc. or SG Cowen Securities Corporation are entitled to any fees and expenses payable by the Company in connection with any of the transactions contemplated by this Agreement.

     (b) The Company Disclosure Schedule sets forth a list of the fees and expenses, estimated in good faith as of the date of this Agreement, incurred and to be incurred by the Company and any of its Subsidiaries in connection with the sale of the Company (including without limitation the fees and expenses of Adams, Harkness & Hill, Inc., SG Cowen Securities Corporation and of the Company's legal counsel and accountants) and noting which fees and expenses, if any, have been paid as of September 30, 2001 or accrued as of June 30, 2001.

   Section 3.15. Opinion of Financial Advisor. The Company has received the opinion of Adams, Harkness & Hill, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock not affiliated with Parent is fair to such holders from a financial point of view and a copy of the signed opinion has been provided to Parent.

   Section 3.16. Stock Options and Employee Stock Purchase Plan. The Company has provided Parent with true and complete copies of the Company's 1996 Stock Plan, 1998 Acquisition Stock Option Plan, 1998 International Stock Option Plan, Addendum to 1998 International Stock Option Plan, 1998 Directors Stock Plan, Renaissance Solutions, Inc. 1995 Equity Incentive Plan, 2000 Directors Stock Plan, GovConnect, Inc. 2000 Stock Incentive Plan, 1996 Eligible Directors Stock Plan and The Hunter Group, Inc. Employee Non-Qualified Stock Option Plan (collectively, the "Company Stock Option Plans"), including the form of option certificates, restricted stock agreements and certain other documents related to such Company Stock Option Plans, and the Company's 1996 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"). The Company Board has taken all actions necessary under the Company Stock Purchase Plan to suspend the commencement of the Offering Periods (as defined in the Company Stock Purchase
Plan) scheduled to commence on July 2, 2001 and thereafter.

   Section 3.17. Accounts Receivable. The accounts receivable of the Company arose out of the sale of inventory or services performed in the ordinary course of business.

   Section 3.18. Properties. Neither the Company nor any Company Subsidiary is in default under any agreement pursuant to which it leases real property of more than 3,000 square feet (collectively, the "Leases"), except where the existence of such defaults, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries do not own any real property. The Company has made available to Parent true and complete copies of all Leases.

   Section 3.19. Government Contracts. Neither the Company nor any Company Subsidiary is suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity and to the Knowledge of the Company, no such suspension or debarment proceedings are pending or threatened that have had or would reasonably be expected to have a Company Material Adverse. Neither the Company nor any Company Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with a Governmental Entity.

   Section 3.20. Books and Records. The books and records of the Company and each Company Subsidiary accurately reflect the assets, liabilities, financial condition and results of operations of the Company or such Company Subsidiary and have been maintained in accordance with good business and bookkeeping practices, except where such failure to be accurate or to be so maintained has not had and would not be reasonably expected to have a Company Material Adverse Effect.

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

   Parent and Sub jointly and severally represent and warrant to Company that, except as indicated in the applicable section of the Disclosure Schedule furnished by Parent to Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule") corresponding to the Sections and subsections set forth below:

   Section 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals, in each case whether domestic or foreign, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, has not had and would not reasonably be expected to materially adversely affect the ability of Parent or Sub to perform their obligations under this Agreement and consummate the transactions contemplated hereby (a "Parent Material Adverse Effect").

   Section 4.02. Sub.

     (a) Since the date of its incorporation, Sub has not, directly or through a Subsidiary, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the transactions contemplated hereby.

     (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, no par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

   Section 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   Section 4.04. No Conflicts; Consents.

     (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
  Section 4.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

     (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) if required, compliance with and filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and Sub are qualified to do business, (iv) compliance with and filings under the Laws of any foreign jurisdictions, if and to the extent required, and (v) such other items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 4.06. Brokers. No broker, investment banker, financial advisor or other Person, other than SunTrust Robinson Humphrey Company LLC is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or Sub.

   Section 4.07. Financial Ability to Perform. Parent and Sub have provided the Company with a commitment letter from CIT Business Credit, dated as of October 1, 2001 (the "Commitment Letter" and the financing to be provided thereunder, the "Financing"). To the Knowledge of Parent and Sub, the obligation to fund the commitment under the Commitment Letter is not subject to any condition other than as set forth in the Commitment Letter. Parent and Sub are not aware of any fact or occurrence that makes any of the assumptions or statements set forth in the Commitment Letter inaccurate or that causes the Commitment Letter to be ineffective or that precludes the satisfaction of the conditions set forth in the Commitment Letter. To the Knowledge of Parent and Sub, the Commitment Letter has been duly executed by all parties thereto and is in full force and effect. All commitment and other fees required to be paid under the Commitment Letter on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letter, together with at least $60,500,000 in cash held by the Company and cash held by the Parent and equity commitments of certain shareholders of Parent as previously disclosed to the Company, is sufficient to fund all amounts required to be paid by Parent or Sub in connection with the consummation of the transactions contemplated hereby, including, but not limited to, the Merger Consideration.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

   Section 5.01. Conduct of Business.

     (a) Conduct of Business by the Company. Except for matters set forth in
  Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement or the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Schedule, expressly agreed to in writing by Parent or otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent which consent will be given or denied within a reasonable time after any written request for such consent:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the case of (B) and (C), as required by any employee benefit plan of the Company or any Company Subsidiary or agreement existing as of the date hereof;

    (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities,
            (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Company Common Stock upon the exercise of Company Rights and
            (3) the issuance of Company Common Stock Options pursuant to the Company Stock Option Plans and consistent with past practices;

    (iii) amend its articles of organization, by-laws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, except for purchases in the ordinary course of business consistent with past practice;

    (v) except as disclosed in Section 5.01 of the Company Disclosure Schedule, (A) grant to any current or former director or executive officer of the Company or any Company Subsidiary any material increase in compensation, except in the ordinary course of business consistent with past practices to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any current or former director or executive officer of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such director or executive officer or enter into or amend any other transaction that would be or is subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan, (F) forgive any indebtedness of any employee of the Company or any of its Subsidiaries in excess of $25,000 in the aggregate or (G) hire any employee in the United States pursuant to any temporary work authorization;

    (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

    (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except
            (A) sales of assets or inventory in the ordinary course of business consistent with past practice and (B) sales or dispositions of obsolete or worthless assets;

    (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, except for short-term borrowings from Persons that are not directors, officers or employees of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practice, or (B) make any loans to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly owned Subsidiary of the Company;

    (ix) make or agree to make new capital expenditures that are in excess of $300,000 in any three-month period (provided that with respect thereto Parent consent shall not be unreasonably withheld) or make or agree to make new capital expenditures for items set forth in Schedule 5.01(a)(ix);

    (x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 individually or $1,000,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice (provided that with respect thereto Parent consent shall not be unreasonably withheld), (B) cancel any indebtedness in excess of $100,000 individually or $1,000,000 in the aggregate or waive any claims or rights of substantial value or (provided that with respect to any such cancellation or waiver Parent consent shall not be unreasonably withheld) (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

    (xi) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $250,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty);

    (xii) except as required by their terms, enter into, terminate or breach in any material respect (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a material breach) or materially amend any Contract filed or that would be required to be filed in any Company SEC Documents;

    (xiii) without prior consultation with Parent (in addition to the consent requirement described above, provided that with respect thereto Parent consent shall not be unreasonably withheld), commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $100,000, or if as part of such settlement Company or any Company Subsidiary would agree to any restrictions on its operations, or which relates to this Agreement or the transactions contemplated hereby;

    (xiv) elect or appoint any new directors or officers of Company or any Company Subsidiary;

    (xv) take any action that would reasonably be expected to result in the inability to satisfy the conditions to closing set forth in
            Section 7.02(a);

    (xvi) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction

    (xvii) make any material election with respect to Taxes or settle or compromise any material Tax liability or refund;

    (xviii) invest funds in debt securities or other investments maturing more than 60 days after the date of investment; or

    (xix) authorize, or commit or agree to take, any of the foregoing actions.

     (b) Advice of Changes. The Company shall use reasonable efforts to promptly advise Parent orally and in writing of any change or event or which the Company becomes aware that has or would reasonably be expected to have a Company Material Adverse Effect.

   Section 5.02. No Solicitation by Company.

     (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, neither Company nor any Company Subsidiary shall, nor shall either authorize or permit any of its respective directors, officers or employees or any representative retained by it (including any financial advisors) to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time, the Company Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's stockholders under applicable Law, Company may, in response to a Superior Proposal which was not solicited by Company in violation of Section 5.02(a) and which did not otherwise result from a breach of this Section 5.02, and subject to compliance with the provisions of paragraph (c) below, (x) furnish information with respect to Company to any Person making such unsolicited Superior Proposal pursuant to a confidentiality agreement entered into between such Person and Company in form and substance reasonably satisfactory to the Company Board or the Special Committee meeting the requirements of the last sentence of Section 5.02(b), and (y) participate in discussions or negotiations regarding such unsolicited Superior Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of Company or any Company Subsidiary, or (B) 15% or more of any class of equity securities of Company or any Company Subsidiary, (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Company or any Company Subsidiary, or (iii) relating to any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary, in each case, other than the transactions contemplated by this Agreement. Immediately following the execution and delivery of this Agreement by the parties hereto, Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing.

     (b) Except as expressly permitted by this Section 5.02, the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or Special Committee of this Agreement, the Merger or the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence. Notwithstanding the foregoing, if at any time the Company Board or the Special Committee determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company's stockholders under applicable law, subject to compliance with paragraph (c) below, the Company Board may, in response to a Superior Proposal which was not solicited by Company in violation of Section 5.02(a) and which did not otherwise result from a breach of this Section 5.02 (subject to this and the remaining provisions of this Section 5.02), enter into an agreement with respect to such Superior Proposal and, at the time of execution of a binding agreement with respect thereto, terminate this Agreement in accordance with Section 8.01(e). For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal which (i) the Company Board or the Special Committee determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, and (ii) the Company Board or the Special Committee believes in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Company's stockholders than the transactions contemplated by this Agreement. Before the Company can furnish any information to or commence any negotiations with any proponent of an Acquisition Proposal, the Company must obtain a confidentiality agreement from the proponent of such Acquisition Proposal that contains a standstill and other provisions at least as favorable to the Company as the ones set forth in the Confidentiality Agreement between the Company and the Parent dated August 21, 2001.

     (c) In addition to the obligations of Company as set forth in paragraphs
  (a) and (b) of this Section 5.02, Company shall advise Parent orally within one business day and in writing within two business days of any Acquisition Proposal in response to which the Company has furnished (or proposes to furnish) confidential information to the proponent thereof or has commenced (or proposes to commence) negotiations with the proponent thereof. Such notice shall include the material terms of any such Acquisition Proposal (with any such notice referred to as a "Company Notice"). The Company shall use its reasonable efforts to keep Parent informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal. In addition, in the event Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, Company will deliver a Company Notice at least 48 hours prior to entering into such definitive agreement, which Company Notice will identify and detail the proposed terms of such Superior Proposal.

                                   ARTICLE VI

                             Additional Agreements

   Section 6.01. Preparation of Proxy Statement; Stockholders Meeting.

     (a) The Company shall, as soon as practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement (as defined in Section 6.01(c)) in preliminary form (provided that Parent, Sub and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the
  SEC), and each of the Company, Parent and Sub shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC. Subject to the fiduciary duties of the Company Board under applicable law, (i) the Proxy Statement shall contain the recommendation of the Company Board that the stockholders of the Company vote to adopt and approve this Agreement and the Merger and (ii) if requested to do so by Parent at any time prior to the Company Stockholders Meeting (as defined in Section 6.01(b)) and subject to compliance with applicable laws, if there shall have been publicly announced an alternative Acquisition Proposal, the Company Board shall within a reasonable period of time following such request (and prior to the Company Stockholders Meeting) publicly reaffirm such recommendation and/or shall publicly announce that it is not recommending that the stockholders of the Company accept an alternative Acquisition Proposal, provided that such reaffirmation or announcement does not require significant delay in the timing of the Company Stockholders Meeting.

     (b) The Company shall, as soon as practicable following the date of execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.02, the Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     (c) Parent shall cause any and all shares of Company Common Stock owned by Parent, Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement.

   Section 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent such information concerning its business, properties, assets, customers, consultants and personnel as Parent may reasonably request; provided, however, that the Company may withhold the documents and information described in the Company Disclosure Schedule to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Parent. The Company hereby consents, and shall cause each Company Subsidiary to consent, to Parent and Parent's officers, employees, accountants, counsel, financial advisors, financing sources and other representatives contacting, in a reasonable fashion, consultants to and customers of the Company and such Company Subsidiary and will, upon reasonable notice from Parent, request such consultants and customers to cooperate during normal business hours during the period prior to the Effective Time with any requests made by or on behalf of Parent. Subject to the requirements of Law, Parent shall, and shall cause its officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents obtained from Company and any copies made of such documents for Parent and all documentation and other material prepared by Parent or its advisors based on written nonpublic information furnished by Company or its advisors shall be destroyed.

   Section 6.03. Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02 or 8.01. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Parent: (i) take all action within its power reasonably requested by Parent as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Parent as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

     (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   Section 6.04. Benefit Plans. Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Company after the Effective Time. Nothing herein contained shall be construed to guarantee continued employment to any Company Employee or change the "at-will" status of any Company Employee. At the request of Parent, the Company shall (i) take all corporate action reasonably required to terminate any 401(k) plan maintained by the Company or any ERISA Affiliate in accordance with its terms and applicable law, including without limitation ERISA and the Code, effective prior to the Effective Time and (ii) take such corporate actions as are reasonably required to cause the effects on options issued under the Company Stock Option Plans set forth in
Section 2.01(e).

   Section 6.05. Indemnification; D&O Insurance, etc.

     (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, the BCL, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws, the BCL and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its Subsidiaries is entitled to indemnification under this Section 6.05(a), such director or officer shall be entitled to reimbursement from the Company (from and after the Effective Time) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

     (b) The Company will maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage. From and after the Effective Time and for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and indemnification maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers, which policies provide coverage of the types, in the amounts and containing terms and conditions which are no less advantageous than those maintained by the Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $1,080,500.

     (c) The Articles of Organization of the Surviving Corporation shall contain the provisions that are set forth in Section 6B of the Company Charter, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company.

     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.05, or
  (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of law or otherwise, the obligations set forth in this Section 6.05.

     (e) Parent guarantees that if for any reason the Company or the Surviving Corporation, as the case may be, shall not meet its obligations pursuant to this Section 6.05, it shall meet such obligations in full when and as such obligations arise.

   Section 6.06. Fees and Expenses.

     (a) Except as otherwise provided in this Agreement, and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

     (b) The Company shall pay to Parent the amount of $3,000,000 by wire transfer of immediately available funds as reimbursement of Parent's expenses and as liquidated damages (the "Company Break-Up Fee") in the event that:

    (i)    Parent or the Company terminates this Agreement pursuant to
           Section 8.01(b)(i) and (x) at the time of such termination there is a publicly announced Acquisition Proposal from a bona fide proponent not affiliated or acting in concert with Parent or any of Parent's Affiliates, which Acquisition Proposal has not been withdrawn and (y) within six months of such termination the Company enters into a definitive agreement with respect to any alternative Acquisition Proposal; or

    (ii)   Parent or the Company terminates this Agreement pursuant to
           Section 8.01(b)(iii) following the Company Stockholders Meeting if (x) the stockholders of the Company shall have failed to approve this Agreement and the Merger at the Company Stockholders Meeting and (y) at the time of the Company Stockholders Meeting there is a publicly announced Acquisition Proposal from a bona fide proponent not affiliated or acting in concert with Parent or any of Parent's Affiliates, which Acquisition Proposal has not been withdrawn and (z) within six months of such termination the Company enters into a definitive agreement with respect to any alternative Acquisition Proposal; or

    (iii)  Parent terminates this Agreement pursuant to Section 8.01(c); or

    (iv)   Parent terminates this Agreement pursuant to Section 8.01(d); or

    (v)    The Company terminates this Agreement pursuant to Section
           8.01(e).

  The Company Break-Up Fee shall be paid within three (3) business days after a termination by Parent pursuant to Section 8.01(c) or 8.01(d) or a termination by the Company pursuant to Section 8.01(e); and in the case of the events specified in clause (i) or clause (ii) of this Section 6.06(b) shall be made within three business days of the execution of such definitive agreement.

   Section 6.07. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including foreign regulations relating to competition), court process or by obligations pursuant to any listing agreement with any national securities exchange.

   Section 6.08. Actions Respecting Commitment Letters; Financing.

     (a) Parent and Sub shall use commercially reasonable efforts to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letter and shall not amend, terminate or waive any provisions under such Commitment Letter without the Company's consent if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.

     (b) Parent and Sub shall use their commercially reasonable efforts to obtain the financing on the terms set forth in the Commitment Letter; provided, however, that in the event that the sources of debt financing identified in the Commitment Letter indicate that they are not willing to consummate the financing, Parent and Sub shall use commercially reasonable efforts to obtain substitute financing with other nationally recognized financial institutions ("Substitute Financing"), provided that such Substitute Financing is not on terms materially more burdensome to Parent and Sub. Parent and Sub shall from time to time provide such information as the Company may reasonably request regarding the status of the financing of the Merger and related negotiations.

     (c) Parent and Sub shall provide prompt written notice to the Company of the receipt of notification by the contemplated lender(s) under the Commitment Letter or in connection with any Substitute Financing, of its or their unwillingness or intended unwillingness to provide the financing described in the Commitment Letter and, in each case, the stated reasons therefor, if known (such written notice to be provided as promptly as practicable and, in any event, within one business day of Parent or Sub becoming aware of such event).

     (d) Except as set forth in Schedule 6.08 or in the ordinary course of business, Parent and Sub shall not, at any time prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, directly or indirectly: (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or Sub or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (iii) create or contribute cash or other property to any subsidiary, (iv) make any loans to or investments in any Person (other than the acquisition of shares of the Company through the transactions contemplated hereby) or (v) make any other payments or distributions of cash or other property to any of its Affiliates.

     (e) Company shall provide all information reasonably requested by Parent or Sub in connection with the financing to be supplied pursuant to the Commitment Letter.

   Section 6.09. Rights Agreement. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the transactions contemplated hereby. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in a manner adverse to Parent or Sub.

   Section 6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby; provided, however, that Parent shall have the right to prevent the Company from entering into any such settlement without Parent's consent, which consent shall not be unreasonably withheld or delayed, if Parent agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds received by such Person, that is in excess of the amount for which such Person would have been liable under such settlement.

   Section 6.11. Lease Termination. The Company shall exercise its termination rights under certain leases of real property as set forth in Section 6.11 of the Company Disclosure Schedule.

                                  ARTICLE VII

                             Conditions Precedent

   Section 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or express written waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

     (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if the HSR Act is applicable, shall have been terminated or shall have expired. Any consents, approvals and filings under any other foreign antitrust Law the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

     (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

   Section 7.02. Conditions Precedent to Parent's and Sub's Obligations. Parent and Sub shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent:

     (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty other than representations and warranties contained in Section 3.20 and the first sentence of each of Section 3.18 and 3.19, which shall be true and correct as written) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date); and the Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

     (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

     (c) Absence of Material Adverse Changes. There shall not have occurred any change in the business, assets, financial condition or results of operations of Company or any of its Subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Financing. The financing contemplated in the Commitment Letter, or the Substitute Financing, shall have been consummated.

     (e) Demand for Payment. The Company shall have made demand for payment under the Promissory Note dated April 18, 2000 by G. Drew Conway in the principal amount of $1,860,000, such demand to require payment on or before the Closing. If elected by G. Drew Conway in writing such payment may be made by reducing the amount to be received pursuant to Section 2.01(c) hereof with respect to shares of Company Common Stock held by him.

   Section 7.03. Conditions to Obligation of Company. Company shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date); and the Company shall have received a certificate signed on behalf of the Parent by a duly authorized officer of the Parent to such effect.

     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by a duly authorized officer of the Parent to such effect.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

   Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

    (a)    by mutual written consent of Parent, Sub and the Company;

    (b)    by either Parent or the Company:

    (i) if the Merger is not consummated on or before December 31, 2001, provided however, that if the Proxy Statement is selected for review by the staff of the SEC, such date shall be extended until February 28, 2002, provided that this extension shall not be available to a party that is not in compliance with Section 6.01(a);

    (ii) if any Governmental Entity shall have issued an order, decree or ruling or takes any other action enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (iii) if the stockholders of the Company shall fail to approve this Agreement and the Merger at the Company Stockholders Meeting;

     (c) by Parent, if (i) the representations and warranties of the Company set forth in this Agreement are not true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representations and warranties) as of the date hereof (or, in the case of any representations and warranties that address matters only as of a particular date other than the date hereof, as of such other specified date) and such misrepresentations cannot be or have not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such breach or (ii) the Company violates or fails to perform in any material respect its covenants contained in Section 5.02, which breach or failure to perform cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such violation or breach or (iii) the Company violates or fails to perform in any material respect any of its other covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02(b) and cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by Parent) following the giving by Parent of written notice to the Company of such violation or breach;

     (d) by Parent, if the Company Board/Special Committee (i) withdraws or modifies in a manner adverse to Parent or Sub, or publicly resolves to withdraw or modify in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, (ii) fails to recommend to the Company's stockholders that they approve the Merger and give the Company Stockholder Approval, (iii) publicly approves or recommends, or resolves to approve or recommend, any alternative Acquisition Proposal or
  (iv) in violation of the provisions of Section 6.01(b), fails to reconfirm the recommendation referred to in clause (ii) above if requested in accordance with the applicable provisions of Section 6.01(b), or fails to publicly announce (in accordance with the applicable provisions of Section 6.01(b)) that the Company Board/Special Committee is not recommending any alternative Acquisition Proposal;

         (e)    by the Company pursuant to Section 5.02;

         (f) by the Company, if either (i) the representations and warranties of Parent and Sub set forth in this Agreement are not true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representations and warranties) as of the date hereof (or, in the case of any representations and warranties that address matters only as of a particular date other than the date hereof, as of such other specified date) and such misrepresentations cannot be or have not been cured within the 30 day period (or such longer period as may be expressly permitted by the

  Company) following the giving by the Company of written notice to Parent of such breach or (ii) Parent or Sub violates or fails to perform in any material respect any of their covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.03(b) and cannot be or has not been cured within the 30 day period (or such longer period as may be expressly permitted by the Company) following the giving by the Company of written notice to Parent of such violation or breach; or

     (g) by either the Company or Parent if any of the events specified in
  Section 6.08(c) occurs and notwithstanding the commercially reasonable efforts of Parent and Sub to secure Substitute Financing as contemplated by
  Section 6.08(b) Parent and Sub are not able to obtain such Substitute Financing within thirty (30) days of delivery of notice pursuant to Section 6.08(c).

   Section 8.02. Procedure and Effect of Termination. In the event of the termination of this Agreement by Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect other than
Section 3.14(a), Section 4.06, the confidentiality provisions contained in
Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and all obligations of the parties hereunder (other than pursuant to such enumerated provisions) shall terminate without any liability or obligation on the part of Parent, Sub or the Company, to any party, except that such termination will not affect the respective rights or obligations of the parties with respect to any breach of any representation, warranty or covenant set forth in this Agreement prior to such termination.

   Section 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Agreement may be so amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

   Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement pursuant to
Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               General Provisions

   Section 9.01. Nonsurvival of Representations and Warranties. Except as provided in the last sentence of this Section 9.01, none of the representations, warranties and covenants in this Agreement (including any rights arising out of any breach of such representations, warranties and covenants) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 (including any rights arising out of any breach of such representations and warranties) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) seven days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or (iv) one business day after sending by overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Company:
      Renaissance Worldwide, Inc.
      52 Second Avenue
      Waltham, MA 02451
      Attention: Chief Financial Officer
      Telecopy: (781) 290-3913

      With a copy to:

      Ropes & Gray
      One International Place
      Boston, MA 02110-2624
      Attention: Keith F. Higgins, Esq.
      Telecopy: (617) 951-7050

    (b) If to Parent or Sub:

      Aquent, Inc.
      711 Boylston Street
      Boston, MA 02116
      Telecopy: (617) 535-5004

      With copies to:

      Hale and Dorr
      60 State Street
      Boston, MA 02109
      Attention:  Jay E. Bothwick, Esq.
      Telecopy: (617) 526-5000

   Section 9.03. Definitions. For purposes of this Agreement:

   An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

   A "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition, or results of operations of the Company and the Company Subsidiaries, or that materially and adversely affects the ability of the Company to perform its obligations under this Agreement and consummate the transactions contemplated hereby; provided however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse
Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof, (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Company participates, the economy of the United States as a whole or foreign economies in any locations where the Company or any Company Subsidiary has material operations or sales which does not have a disproportionate effect on the Company and its Subsidiaries, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or (e) any adverse change, effect, event, occurrence, state of facts or development arising from any action taken by Parent, Sub or any of their respective directors, officers, employees, agents or Affiliates.

   A "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

   A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

   "To the Knowledge" of any specified corporation means to the actual knowledge of any current director or executive officer of such corporation.

   Section 9.04. Definitions Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

     Term                                                         Definition
     ----                                                        ------------
     "Affiliate"................................................ Section 9.03
     "Agreement"................................................ Preamble
     "Appraisal Provisions"..................................... Section 2.01(d)
     "Appraisal Shares"......................................... Section 2.01(d)
     "Acquisition Proposal"..................................... Section 5.02(a)
     "Articles of Merger"....................................... Section 1.03
     "BCL"...................................................... Section 1.03
     "Buyer Disclosure Schedules"............................... Article IV
     "Certificates"............................................. Section 2.02(b)
     "Closing".................................................. Section 1.02
     "Closing Date"............................................. Section 1.04
     "Code"..................................................... Section 3.10(b)
     "Commitment Letter"........................................ Section 4.07
     "Company".................................................. Preamble
     "Company Acquisition Agreement"............................ Section 5.02(b)
     "Company Benefit Plans".................................... Section 3.10(a)
     "Company Board"............................................ Section 3.04(b)
     "Company Break-Up Fees".................................... Section 6.06(b)
     "Company By-laws".......................................... Section 3.01
     "Company Capital Stock".................................... Section 3.03
     "Company Charter".......................................... Section 3.01
     "Company Common Stock"..................................... Preamble
     "Company Disclosure Schedule".............................. Article III
     "Company Intellectual Property Rights"..................... Section 3.13(b)
     "Company Material Adverse Effect".......................... Section 9.03

     Term                                                          Definition
     ----                                                        --------------
     "Company Notice"........................................... Section 5.02(c)
     "Company Rights"........................................... Section 3.03
     "Company Rights Agreement"................................. Section 3.03
     "Company SEC Documents".................................... Section 3.06
     "Company Stock Options".................................... Section 3.03
     "Company Stock Option Plan"................................ Section 3.16
     "Company Stock Purchase Plan".............................. Section 3.16
     "Company Stockholder Approval"............................. Section 3.04(c)
     "Company Stockholders Meeting"............................. Section 6.01(b)
     "Company Subsidiaries"..................................... Section 3.01
     "Consent".................................................. Section 3.05(b)
     "Contract"................................................. Section 3.05(a)
     "Effective Time"........................................... Section 1.05
     "ERISA".................................................... Section 3.10(a)
     "Exchange Act"............................................. Section 3.06
     "Exchange Fund"............................................ Section 2.02(a)
     "Filed Company SEC Documents".............................. Section 3.08
     "Financing"................................................ Section 4.07
     "GAAP"..................................................... Section 3.06
     "Governmental Entity"...................................... Section 3.05(b)
     "HSR Act".................................................. Section 3.05(b)
     "June 1 Merger Agreement".................................. Section 3.04(d)
     "Judgment"................................................. Section 3.05(a)
     "Law"...................................................... Section 3.05(a)
     "Leases"................................................... Section 3.18
     "Liens".................................................... Section 3.02
     "Maximum Premium".......................................... Section 6.05(b)
     "Merger"................................................... Preamble
     "Merger Consideration"..................................... Section 2.01(c)
     "Parent"................................................... Preamble
     "Parent Material Adverse Effect"........................... Section 4.01
     "Paying Agent"............................................. Section 2.02(a)
     "Person"................................................... Section 9.03
     "Proxy Statement".......................................... Section 3.05(b)
     "SEC"...................................................... Section 3.05(b)
     "Securities Act"........................................... Section 3.06
     "Series A Preferred Stock"................................. Section 3.03
     "Special Committee"........................................ Recitals
     "Sub"...................................................... Preamble
     "Subsidiary"............................................... Section 9.03
     "Substitute Financing"..................................... Section 6.08(b)
     "Superior Proposal"........................................ Section 5.02(b)
     "Surviving Corporation".................................... Section 1.01
     "Tax Return"............................................... Section 3.09(d)
     "Taxes".................................................... Section 3.09(d)
     "Third-Party Intellectual Property Rights"................. Section 3.13(b)
     "To the Knowledge"......................................... Section 9.03
     "Voting Company Debt"...................................... Section 3.03

   Section 9.05. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   Section 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 9.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for the provisions of Article II, Section
6.04 and Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

   Section 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   Section 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Massachusetts state court or any Federal court located in The Commonwealth of Massachusetts, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the Personal jurisdiction of any Massachusetts state court or any Federal court located in The Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or any transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transactions contemplated hereby in any court other than any Massachusetts state court or any Federal court sitting in The Commonwealth of Massachusetts and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transactions contemplated hereby.

   Section 9.12. Consents. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.04 and 8.05. Sub hereby agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

   Section 9.13. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.14. Parent Guarantee.

     (a) Parent hereby agrees to cause Sub and the Surviving Corporation to perform in full all of their obligations (including, without limitation, the obligation to pay any amounts due pursuant to this Agreement). The Parent hereby further unconditionally guarantees the full and punctual payment of all amounts payable by Sub or the Surviving Corporation under this Agreement. Upon failure by Sub or the Surviving Corporation to pay punctually any such amount, Parent shall forthwith on demand pay the amount not so paid.

     (b) The obligations of the Parent hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any change in the corporate existence, structure or ownership of Sub or the Surviving Corporation, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Sub or the Surviving Corporation or their assets or any resulting release or discharge of any obligation of the Sub or the Surviving Corporation contained in this Agreement.

     (c) The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Sub or the Surviving Corporation or any other person or entity.

   IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement and Plan of Merger to be executed as an instrument under seal as of the date first written above by their respective officers thereunto duly authorized.

                                          Aquent, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Jetelectro Acquisition Corp.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Renaissance Worldwide, INC.


                                          By: _________________________________
                                            Name:
                                            Title:

                                                                         Annex B

                                                                 October 3, 2001

Special Committee of the Board of Directors
Renaissance Worldwide, Inc.
52 Second Avenue
Waltham, MA 02451

Members of the Special Committee:

   You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the per share cash consideration (the "Merger Consideration") to be received by the holders of common stock of Renaissance Worldwide, Inc. (the "Company") in connection with the proposed acquisition of the Company by Aquent, Inc. ("Aquent"), pursuant to the draft Agreement and Plan of Merger related thereto and dated October 3, 2001 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, at closing JetElectro Acquisition Corp., a wholly-owned subsidiary of Aquent, shall merge with and into the Company (the "Merger"), whereupon each issued share of Company common stock shall be converted into the right to receive cash consideration of $2.00 (the "Merger Consideration").

   Adams, Harkness & Hill, Inc., as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render a Fairness Opinion in connection with the Merger by the Special Committee of the Board of Directors of the Company and will receive a fee for our services.

   Our Fairness Opinion addresses only the fairness of the Merger Consideration from a financial point of view to the holders of Company common stock and does not address any other aspect of the Merger, nor does it constitute a recommendation to any holder of Company common stock as to how to vote with respect to the Merger. In the ordinary course of our business, we may trade in the common stock of the Company for our own account and for the accounts of our customers and may at any time hold a long or short position in the Company's common stock.

   In developing our Fairness Opinion, we have, among other things: (i) reviewed the Company's Forms 10-K, 10-Q and other documents as filed with the Securities and Exchange Commission for the five-year period ending June 30, 2001; (ii) analyzed certain internal financial statements including projected financial and operating data concerning the Company prepared by Company management; (iii) conducted discussions with members of senior management of the Company; (iv) reviewed the historical market prices and trading activity for the Company's common stock and compared them with those of certain publicly traded companies we deemed to be relevant and comparable to the Company; (v) compared the results of operations of the Company with the result of operations of certain companies we deemed to be relevant and comparable to the Company;
(vi) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Merger; (vii) reviewed the draft Merger Agreement and Exhibits thereto;
(viii) reviewed the efforts previously undertaken by the Company to execute a potential sale of the Company, in whole or in part; (ix) reviewed the Company's standing with its listing agent, the NASDAQ National Market; and (x) reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

   In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, have assumed that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. With respect to any internal forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. We have also assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement.

   Our Fairness Opinion is rendered on the basis of economic and market conditions prevailing and on the prospects, financial and otherwise of the Company known to us as of the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and (ii) Adams, Harkness & Hill, Inc. disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion, except as expressly provided in the Merger Agreement. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company.

   It is agreed between the Special Committee and Adams, Harkness & Hill, Inc. that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger as contemplated. It is also agreed that this Fairness Opinion does not address the relative merits of the Merger or the other business strategies that the Special Committee has considered or may be considering, nor does it address the decision of the Special Committee or the Board of Directors of the Company to proceed with the Merger.

   Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received by the holders of Company common stock in connection with the Merger is fair, from a financial point of view, to such holders.

                                          Sincerely,

                                          ADAMS, HARKNESS & HILL, INC.

                                                                         Annex C

               SECTIONS 85 THROUGH 98, INCLUSIVE OF CHAPTER 156B
                      OF THE GENERAL LAWS OF MASSACHUSETTS

(S) 85. Dissenting stockholder; right to demand payment for stock; exception

   A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

(S) 86. Sections applicable to appraisal; prerequisites

   If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

(S) 87. Statement of rights of objecting stockholders in notice of meeting;
form

   The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

  "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

(S) 88. Notice of effectiveness of action objected to

   The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

(S) 89. Demand for payment; time for payment

   If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

(S) 90. Demand for determination of value; bill in equity; venue

   If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

(S) 91. Parties to suit to determine value; service

   If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

(S) 92. Decree determining value and ordering payment; valuation date

   After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

(S) 93. Reference to special master

   The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

(S) 94. Notation on stock certificates of pendency of bill

   On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

(S) 95. Costs; interest

   The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

(S) 96. Dividends and voting rights after demand for payment

   Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1) A bill shall not be filed within the time provided in section ninety;

     (2) A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

   Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

(S) 97. Status of shares paid for

   The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

(S) 98. Exclusive remedy; exception

   The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      APPENDIX I

                                  DETACH HERE

                                     PROXY

                          RENAISSANCE WORLDWIDE, INC.

           PROXY SOLICITED ON BEHALF OF THE SPECIAL COMMITTEE OF THE
                 BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS

                   Special Meeting of Stockholders to be held
                               December 4, 2001

The undersigned, revoking all prior proxies, hereby appoints Robert P. Badavas and Paul C. O'Brien, and each of them, with full power of substitution, as proxies for the undersigned to act and to vote at the special meeting of stockholders of Renaissance Worldwide, Inc. to be held on December 4, 2001 and at any adjournment or adjournments of the meeting as designated in this proxy upon all matters referred to on the reverse side of this proxy and as described in the proxy statement for the meeting and, in their discretion, upon any matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR PROPOSAL 1.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE OF THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

         SEE REVERSE SIDE                        SEE REVERSE SIDE

RENAISSANCE WORLDWIDE, INC. c/o EQUISERVE P.O. BOX 9398 BOSTON, MA 02205-9398

                                  DETACH HERE

[X] Please mark votes as in this example.

THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSAL 1.

1. Approval of the Agreement and Plan of Merger dated as of October 5, 2001 by and among Renaissance Worldwide, Inc., Aquent, Inc. and JetElectro Acquisition Corp. and the merger of JetElectro Acquisition Corp. with and into Renaissance Worldwide, Inc., with Renaissance Worldwide, Inc. as the surviving corporation and with each outstanding share of Renaissance Worldwide, Inc.'s common stock being converted into the right to receive $2.00 in cash, other than shares held by Aquent, Inc. and JetElectro Acquisition Corp.

  [_] FOR             [_] AGAINST                 [_] ABSTAIN

             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]


Please sign exactly as name(s) appear(s) on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.